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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Trinseo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

REGISTERED OFFICE:
4 rue Lou Hemmer
L-1748 Luxembourg
Grand-duchy of Luxembourg

PRINCIPLE PLACE OF BUSINESS:
1000 Chesterbrook Boulevard, Suite 300
Berwyn, PA 19312

May 3, 2016

Dear Shareholder:

        We cordially invite you to attend our 2016 Annual General Meeting of Shareholders on Tuesday, June 21, 2016, at 11:00 a.m. (local time), to be held at the Sofitel Luxembourg Europe located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg. We are holding this meeting to solicit your approval of the following:

  1.
  To elect three Class II directors specifically named in the proxy statement, each to serve for a term of three years;

  2.
  To ratify the Board's appointment of Stephen F. Thomas as director of the Board to fill a vacancy in Class III, with a remaining term of one year;

  3.
  To ratify the Company's directors' compensation program;

  4.
  To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers;

  5.
  To approve the Company's annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2015 and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2015;

  6.
  To approve the allocation of the results of the year ended December 31, 2015;

  7.
  To approve the granting and discharge of the Company's directors and auditor for the performance of their respective duties during the year ended December 31, 2015;

  8.
  To ratify the appointment of PricewaterhouseCoopers Société cooperative to be the Company's independent auditor for all statutory accounts required by Luxembourg law for the year ended December 31, 2016;

  9.
  To ratify the appointment of PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for the year ended December 31, 2016;

  10.
  To authorize the Board to make repayments of equity at times and in amounts set by the Board in its discretion and within the limits of Luxembourg law;

  11.
  To authorize the repurchase up to 4.5 million ordinary shares over the next two (2) years; and

  12.
  Any other business properly brought before the Annual General Meeting of Shareholders.

        Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual General Meeting of Shareholders, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are included with our Notice of Internet Availability of Trinseo's Proxy Materials. If you prefer, you can request to receive proxy materials by mail, including a proxy card, and vote by mail by completing and signing the enclosed proxy card and returning it in the envelope provided.

Sincerely yours,

Christopher D. Pappas
 President and Chief Executive Officer

Trinseo S.A.

Annual General Meeting of Shareholders

Luxembourg, Grand Duchy of Luxembourg

June 21, 2016
Meeting begins at 11:00 a.m. CET Doors Open at 10:30 a.m. CET
Sofitel Luxembourg Europe
4, rue du Fort Niedergrünewald
BP 512 / Quartier Européen Nord
L-2015 Luxembourg
Grand Duchy of Luxembourg

Registered office of Trinseo S.A.:

4 rue Lou Hemmer
L-1748 Luxembourg
Grand Duchy of Luxembourg

Principal executive offices of Trinseo S.A.

1000 Chesterbrook Boulevard, Suite 300
Berwyn, Pennsylvania 19312
(610) 240-3200

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo S.A.:

        Notice is hereby given that an Annual General Meeting of Shareholders of Trinseo S.A. ("we," "Trinseo" or the "Company") will be held at the Sofitel Luxembourg Europe, 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg on Tuesday, June 21, 2016, at 11:00 a.m., local time, for the following purposes, as further described in the proxy statement accompanying this notice:

  1.
  To elect three Class II directors specifically named in the proxy statement, each to serve for a term of three years.

  2.
  To ratify the Board's appointment of Stephen F. Thomas as director of the Board to fill a vacancy in Class III, with a remaining term of one year;

  3.
  To ratify the Company's directors' compensation program;

  4.
  To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers;

  5.
  To approve the Company's annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2015 and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2015;

  6.
  To approve the allocation of the results of the year ended December 31, 2015;

  7.
  To approve the granting and discharge of the Company's directors and auditor for the performance of their respective duties during the year ended December 31, 2015;

  8.
  To ratify the appointment of PricewaterhouseCoopers Société cooperative to be the Company's independent auditor for all statutory accounts required by Luxembourg law for the year ended December 31, 2016;

  9.
  To ratify the appointment of PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for the year ended December 31, 2016;

  10.
  To authorize the Board to make repayments of equity at times and in amounts set by the Board in its discretion and within the limits of Luxembourg law;

  11.
  To authorize the repurchase up to 4.5 million ordinary shares over the next two (2) years; and

  12.
  Any other business properly brought before the Annual General Meeting of Shareholders.

        It is expected that the Notice of Annual General Meeting and this proxy statement will first be available to shareholders on or about May 3, 2016. On or about May 10, 2016, the Company will also begin mailing a Notice of Internet Availability of Trinseo's Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

        Shareholders of record at the close of business on April 14, 2016 are entitled to notice of, and entitled to vote at, the Annual General Meeting and any adjournments or postponements thereof.

        To attend the Annual General Meeting, you must demonstrate that you were a Trinseo shareholder as of the close of business on April 14, 2016, or hold a valid proxy for the Annual General Meeting from such a shareholder.

By Order of the Board of Directors

Angelo N. Chaclas Senior Vice President, Chief Legal Officer and Corporate Secretary
May 3, 2016

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 21, 2016: Our proxy statement is attached. Financial and other information concerning Trinseo is contained in our Annual Report to shareholders for the fiscal year ended December 31, 2015. The proxy statement and our fiscal 2015 Annual Report to shareholders are available on the Investor Relations section of our website at www.investor.trinseo.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have "cookies" that identify visitors to the site.

Proxy Statement	1
Questions and Answers About the General Meeting and Proxy Materials	1
Proposal 1—Election of Directors	5
Proposal 2—Ratification of Appointment of Class III Director	8
Proposal 3—Ratification of Director Compensation Program	9
Director Compensation	9
Corporate Governance	10
Board Structure and Committee Composition	13
Our Company's Executive Officers	15
Transactions with Related Persons	17
Stock Ownership Information	18
Section 16(a) Beneficial Ownership Reporting Compliance	20
Proposal 4—Advisory Vote on Named Executive Officer Compensation	21
Compensation Discussions and Analysis	22
Executive Compensation	33
Proposal 5—Approval of the Company's Luxembourg Statutory Accounts	47
Proposal 6—Resolution on the Allocation of the Results of the Financial Year Ended December 31, 2015	48
Proposal 7—Approval of the Granting of Discharge to the Directors and Auditors for the Performance of Their Respective Duties During the Financial Year Ended December 31, 2015	48
Audit Committee Matters	49
Proposal 8—Ratification of the Appointment of the Independent Auditor	51
Proposal 9—Ratification of the Appointment of the Independent Registered Public Accounting Firm	51
Proposal 10—Authorization of Repayment of Equity	52
Proposal 11—Authorization of Repurchase Program	53
Shareholder Proposals and Director Nominations	54

PROXY STATEMENT

        Our Board of Directors (the "Board") of Trinseo. S.A. solicits your proxy for the 2016 Annual General Meeting of Shareholders (the "General Meeting") to be held on June 21, 2016 and at any adjournments or postponements of the General Meeting, for the purposes set forth in the Notice of the Annual General Meeting of Shareholders included in this proxy statement. As used in this Proxy Statement, the terms "we," "us," "our" "Company" or "Trinseo" refer to Trinseo S.A. Proxy materials, including this Proxy Statement and the Annual Report for our fiscal year ended December 31, 2015 ("fiscal 2015") are being first provided to shareholders on or about May 10, 2016. Our address is 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

QUESTIONS AND ANSWERS ABOUT THE GENERAL MEETING AND THE PROXY MATERIALS

Where is the annual meeting?

        We will hold the General Meeting at 11:00 a.m., local time on Tuesday, June 21, 2016 at the Sofitel Luxembourg Europe hotel located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg. When you arrive in the lobby, check in at the front desk and ask to be directed to the Trinseo General Meeting. We reserve the right to request that you to present a photo ID and verify your status as a shareholder. We will not permit cameras or other recording devices at the General Meeting. All cell phones must be turned off once the General Meeting is convened.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

        We provide access to our proxy materials over the Internet. On May 10, 2016 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

        Shareholders will be asked to vote:

  1.
  To elect three Class II directors specifically named in the proxy statement, each to serve for a term of three years.

  2.
  To ratify the Board's appointment of Stephen F. Thomas as director of the Board to fill a vacancy in Class III, with a remaining term of one year;

  3.
  To ratify the Company's directors' compensation program;

  4.
  To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers (the "say-on-pay vote");

  5.
  To approve the Company's annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg ("Luxembourg GAAP") for the year ended December 31, 2015 (the "Luxembourg Annual Accounts") and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") for the year ended December 31, 2015 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts");

  6.
  To approve the allocation of the results of the year ended December 31, 2015;

  7.
  To approve the granting and discharge of the Company's directors and auditor for the performance of their respective duties during the year ended December 31, 2015;

  8.
  To ratify the appointment of PricewaterhouseCoopers Société cooperative ("PwC Luxembourg") to be the Company's independent auditor for all statutory accounts required by Luxembourg law for the year ended December 31, 2016;

  9.
  To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") to be the Company's independent registered public accounting firm for the year ended December 31, 2106;

  10.
  To authorize the Board to make repayments of equity at times and in amounts set by the Board in its discretion and within the limits of Luxembourg law; and

  11.
  To authorize the repurchase up to 4.5 million of the Company's ordinary shares over the next two (2) years.

        We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

        Shareholders of record as of the close of business on April 14, 2016 are entitled to vote at the meeting. On that date, there were 47,177,934 of our ordinary shares outstanding. Each ordinary share is entitled to one vote. Under our articles of association, the holders of a majority of the ordinary shares outstanding and entitled to vote at the General Meeting shall constitute a quorum for the transaction of business at the General Meeting. Ordinary shares represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes (if any) will be treated as present at the General Meeting and will be counted for quorum purposes.

What is a shareholder of record?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

        If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the `beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

How many votes are required to elect directors and adopt proposals?

        Each of the proposals to be voted on require the affirmative vote of a majority of the ordinary shares represented in person or by proxy at the General Meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the General Meeting.

How many votes am I entitled to per share?

        Each ordinary share that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the General Meeting.

How do I vote?

        If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

        If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a proxy from your broker, bank, or other shareholder of record and present it to the inspector of election with your ballot. If you do not wish to vote in person or will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

        If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy "FOR" the authorization of the Company, with approval of the Board, to (1) elect Christopher D. Pappas, Stephen M. Zide and Felix S. Hauser as directors, each for a term of three years; (2) to ratify the Board's appointment of Stephen F. Thomas to fill a vacancy in Class III, with a remaining term of one year; (3) ratify the Company's directors' compensation program; (4) approve, on an advisory basis, of the compensation paid by the Company to its named executive officers; (5) approve the Luxembourg Statutory Accounts; (6) approve the allocation of the results of the year ended December 31, 2015; (7) approve the granting and discharge of the Company's directors and auditor for the performance of their respective duties during the year ended December 31, 2015; (8) ratify the appointment of PwC Luxembourg to be the Company's independent auditor for the year ended December 31, 2016 for all statutory accounts as required by Luxembourg law for the same period; (9) ratify the appointment of PwC to be the Company's independent registered accounting firm for the year ended December 31, 2016; (10) authorize the Board to make repayments of equity at times and in amounts set by the Board in its discretion and within the limits of Luxembourg law; and (11) authorize the repurchase by the Company of up to 4.5 million of its outstanding ordinary shares over the next two (2) years.

        If there are not sufficient votes to approve one or more of the Proposals at the General Meeting, in accordance with the Company's articles of association, the chairman may adjourn the General Meeting to permit the further solicitation of proxies. Additionally, under Luxembourg law, the Board may adjourn the General Meeting for up to four weeks. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the Proposal, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

        Brokers are not permitted to vote your shares on any matter other than Proposal 9 (Ratification of the Appointment of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on those matters, but will be counted as in attendance at the meeting for purposes of a quorum.

What happens if I abstain from voting on a matter or my broker withholds my vote?

        For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the General Meeting?

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the General Meeting in person. If you attend the General Meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the General Meeting. Internet and phone voting will be cut-off at 11:59 p.m., Eastern Time, on June 19, 2016.

Can I revoke my proxy?

        Your proxy may be revoked by giving notice of revocation to Trinseo in writing, by accessing the Internet site, by using the toll-free telephone number, or in person at the General Meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site, by using the toll-free telephone number or in person at the General Meeting.

        The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded.

Who will bear the cost of soliciting votes for the annual meeting?

        We will bear the expense of the solicitation of proxies for the General Meeting. Solicitation of proxies may be made by mail, in person or telephone by officers, directors and other employees of the Company and by employees of Broadridge Financial Solutions, Inc. ("Broadridge"). We will reimburse Broadridge and the Company's banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

        A shareholder may also choose to vote electronically by accessing the Internet site stated on the Notice of Internet Availability or by using the toll-free telephone number stated on the Notice of Internet Availability. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

PROPOSAL 1

ELECTION OF DIRECTORS

        Trinseo has a classified board of directors currently consisting of three directors with terms expiring in 2016 (Class II), three directors with terms expiring in 2017 (Class III) and three directors with terms expiring in 2018 (Class I). At each annual general meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring.

        This year, the three Class II director nominees will stand for election to a three-year term expiring at the 2019 annual general meeting. The persons named in the enclosed proxy will vote to elect Christopher D. Pappas, Stephen M. Zide and Felix S. Hauser as directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

        We seek nominees with established strong professional reputations, sophistication, business acumen and experience in the global materials, chemical and related industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other organizations, and each of our nominees has an understanding of public company corporate governance practices and trends.

        In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes of each director in their individual biographies below.

Nominees for Election for Terms Expiring in 2016 (Class II Directors)

        The individuals listed below have been nominated and are standing for election at this year's annual General Meeting. If elected, they will hold office until our 2019 annual general meeting of shareholders and until their successors are duly elected and qualified. All of these directors were previously elected to the Board by shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES AS DIRECTOR.

        Christopher D. Pappas, 60—Director since October 2010. Mr. Pappas joined the Company as President and Chief Executive Officer in June 2010. Mr. Pappas has also been serving as our interim chief financial officer since November 2015. Prior to joining the Company, Mr. Pappas held a number of executive positions at NOVA Chemicals of increasing responsibility from July 2000 to November 2009, most recently as President and Chief Executive Officer from May 2009 to November 2009, President & Chief Operations Officer from October 2006 to April 2009 and Vice President and President of Styrenics from July 2000 to September 2006. Before joining NOVA Chemicals, Mr. Pappas was Commercial Vice President of DuPont Dow Elastomers where he joined as Vice President of ethylene elastomers in 1995. Mr. Pappas began his chemicals career in 1978 with Dow where he held various sales and managerial positions until 1995. Mr. Pappas is currently a member of the Board of Directors of FirstEnergy Corp. (NYSE: FE) and Univar, Inc. (NYSE: UNVR), and he is a former member of the board of directors of Allegheny Energy, NOVA Chemicals, and Methanex Corporation.

Mr. Pappas holds a B.S. degree in Civil Engineering from the Georgia Institute of Technology and an MBA from the Wharton School of Business at The University of Pennsylvania. Mr. Pappas is highly qualified to serve on the board of directors by his more than 30 years of management experience with major companies in the chemical industry, by his previous service as a director of the corporations noted above, and by his leadership of the Company since its formation. In these roles he has also acquired and demonstrated substantial financial expertise which is valuable to the Company's Board.

        Stephen M. Zide, 56—Director and Chairman since June 2010. Mr. Zide is a senior advisor to Bain Capital in the private equity business, having joined the firm in 1997. From 2001 through 2015, Mr. Zide was a Managing Director of Bain Capital. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide received an MBA from Harvard Business School, a Juris Doctorate from Boston University School of Law, and a B.A. degree from the University of Rochester. He also serves as a director of Sensata Technologies B.V., Consolidated Container Corporation, and TI Automotive. Mr. Zide was a director of HD Supply Holdings, Inc. (NASDAQ: HDS) from 2007 through 2014 and Innophos Holdings, Inc. (NASDAQ: IPHS) from 2004 through 2013. Mr. Zide's significant experience serving on public and private company boards puts him in a position to provide important contributions to our Board and leadership as Chairman of the Board of Directors.

        Felix Hauser, 40—Director since February 2016. Mr. Hauser is a Managing Director in Bain Capital's Munich Office and joined Bain Capital in 2005. Prior to joining Bain Capital, Mr. Hauser was a consultant at McKinsey & Company, where he worked in corporate finance and the consumer products and financial services industries. He currently serves on the board of directors of FTE Automotive. Mr. Hauser received an MBA with distinction from INSEAD and an MSc from the University of Passau. Mr. Hauser brings to our Board significant capital markets experience and knowledge of European markets.

Directors with Terms Expiring in 2017 (Class III Directors)

        Donald T. Misheff, 59—Director since February 2015. Mr. Misheff served as managing partner from 2003 until his retirement in 2011 of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm. As the managing partner of the Northeast Ohio offices of Ernst & Young LLP, Mr. Misheff advised many of the region's largest companies on financial and corporate governance issues. He began his career with Ernst & Young LLP in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting, and mergers and acquisitions. He has more than 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. He currently serves as a director of three other public companies of Aleris Corporation (NYSE: ALRS), TimkenSteel Corporation (NYSE: TMST) and First Energy Corp. (NYSE: FE) Mr. Misheff graduated from the University of Akron with a B.S. degree in Accounting and is a certified public accountant. Mr. Misheff brings extensive financial and corporate governance experience to our Board.

        Stephen F. Thomas, 41—Director since September 2015. Mr. Thomas is a Managing Director at Bain Capital, where he has worked since 2007. Prior to joining Bain Capital, he was a Manager at Bain & Company, where he consulted for the media, telecom, consumer, financial services, and private equity industries. Mr. Thomas received an MBA from Harvard Business School and graduated cum laude with an A.B. degree in Economics from Princeton University. He also currently serves as a director of TI Automotive and Big Tex Trailers, Inc. Mr. Thomas was previously on our board of directors from May 2014 through February 2015. Mr. Thomas brings to the Board significant knowledge and expertise in strategy and operations gained from his experiences as a strategy consultant and as a Managing Director of Bain Capital.

        Aurélien Vasseur, 39—Director since May 2014. Mr. Vasseur joined Bain Capital Luxembourg S.à r.l. in 2011 and is a corporate manager of the firm. Before joining Bain Capital, Mr. Vasseur was a finance auditor at Ernst and Young, Luxembourg. Mr. Vasseur currently serves as a member of the board of directors for Atento Floatco S.A., Magnolia (BC) S.A., and Atento Luxco 1 S.A. Mr. Vasseur received a master's degree in management from the Ecole des Hautes Etudes Commerciales (Edhec Business School). Mr. Vasseur brings to our Board expertise in finance and governance experience serving as a director of other Luxembourg-based companies.

Directors with Terms Expiring in 2018 (Class I Directors)

        Jeffrey J. Cote, 49—Director since May 2014. Mr. Cote has served as Chief Operating Officer of Sensata Technologies Holding N.V. (NYSE: ST) since July 2012 and as Executive Vice President of its Global Sensing Solutions business since November 2015. He joined Sensata as Senior Vice President and Chief Financial Officer in January 2007, and was appointed Executive Vice President in July 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating, Financial and Administrative Officer of Digitas. Previously he worked for Ernst & Young LLP from 1989 until 1997. Mr. Cote is a certified public accountant and received a B.A. degree in Business Administration and a Master of Accounting from Florida Atlantic University. Mr. Cote brings significant management, capital markets and accounting experience to our Board.

        Pierre-Marie De Leener, 58—Director since May 2014. Mr. De Leener has served as CEO of Braas Monier Building Group SA since January 2016, Chairman of the Board of Directors of the Monier Holdings GP S.A. since November 2013 and as Chairman of the Advisory Board of the Flint Group since October 2014. Prior to that, he served as Executive Vice President for PPG Industries, Inc. from July 2010 until December 2012. From June 2008 until August 2011, Mr. De Leener also served as President of PPG Europe S.A. Mr. De Leener previously served as Chief Executive Officer of SigmaKalon Group from 1998 until January 2008. In addition, Mr. De Leener served as a member of the Total Fina operating committee from 1998 until 2001. Mr. De Leener also served as the Chief Executive Officer of Fina Italiana SpA and of Fina Research from 1989 until 1995 and from 1995 until 1998, respectively. Mr. De Leener received a B.A. degree in Economics and Philosophy and a Master of Chemical Engineering degree from Catholic University of Louvain, Belgium. Mr. De Leener brings valuable management and chemical industry experience to our Board.

        Michel G. Plantevin, 59—Director since June 2010. Mr. Plantevin is a Managing Director of Bain Capital Europe, LLP. Prior to joining Bain Capital in 2003, Mr. Plantevin was a Managing Director of Goldman Sachs International in London, initially in the Investment Banking division, then in the Merchant Banking division (PIA). Prior to Goldman Sachs International, he was a consultant with Bain & Company in London and later headed the Bain & Company Paris Office as a Managing Director. He also serves as a director of IMCD N.V., Ibstock PLC, and Maisons du Monde. Mr. Plantevin also formerly served as a director of Bravida AB, FCI SA and NXP Semiconductors N.V. Mr. Plantevin received an MBA from Harvard Business School and an undergraduate and master's degree in Engineering from the Ecole Supérieure d' Electricité (Supélec) in France. Mr. Plantevin brings to the Board expertise in business strategy and operational improvement gained from his extensive experience as a strategy consultant in the Paris and London offices of Bain & Company and then as a private equity professional. Mr. Plantevin has also had significant involvement with our Company since the Acquisition, and has served as a director of numerous public and private companies during his career in private equity, investment banking and consulting. Mr. Plantevin's background in consulting and his significant involvement with the Company position him to provide valuable contributions to our Board.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF CLASS III DIRECTOR

        We are asking the shareholders to ratify the appointment of Stephen F. Thomas to fill a vacancy in Class III, with a term expiring in 2017. Biographical information concerning Mr. Thomas is set forth above.

        According to our articles of association, vacancies on the Board must be filled by the affirmative vote of the majority of remaining directors on a provisional basis until a new director is appointed by the next meeting of shareholders. On September 18, 2015, the Board approved, by circular resolution, the appointment of Stephen F. Thomas to the Company's Board to fill the seat vacated by Seth A. Meisel, with immediate effect. Mr. Thomas will cease to be a Class III Director if this Proposal 2 is not approved by our shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, THE RATIFICATION OF THE BOARD'S APPOINTMENT OF MR. THOMAS AS A CLASS III DIRECTOR.

PROPOSAL 3

RATIFICATION OF DIRECTOR COMPENSATION PROGRAM

        Luxembourg law requires our shareholders to approve our director compensation programs. Our director compensation program for 2015 for our non-executive directors described below under "Director Compensation" is expected to continue during 2016. Our director compensation program generally includes annual cash and equity retainers of $90,000 each, plus additional cash retainers for committee chairs. We do not offer additional compensation to our management directors. We believe that our current director compensation program to be competitive and designed to attract qualified Board members. Our Board evaluates our director compensation programs periodically and may adjust our director compensation programs from time-to-time as it deems necessary and appropriate.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE COMPANY'S DIRECTOR COMPENSATION PROGRAM.

DIRECTOR COMPENSATION

        The following table sets forth information concerning the compensation earned by our directors during fiscal 2015. Compensation for Mr. Pappas is included with that of our other named executive officers. Mr. Pappas did not receive any additional compensation for his service on our Board.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)
Brian W. Chu	$90,000	$90,000	$180,000
Jeffrey J. Cote	$115,000	$90,000	$205,000
Pierre-Marie De Leener	$90,000	$90,000	$180,000
Seth A. Meisel	$67,500	$90,000	$157,500
Donald T. Misheff	$75,000	$90,000	$165,000
Michel G. Plantevin	$90,000	$90,000	$180,000
Stephen F. Thomas	$37,500	$—	$37,500
Aurélien Vasseur	$90,000	$—	$90,000
Stephen M. Zide	$105,000	$90,000	$195,000

(1)
Consists of annual retainer amounts, which are paid monthly and prorated based on the director's service dates.

(2)
The amounts reported represent the grant date fair value of restricted stock units granted in 2015 calculated in accordance with ASC 718, excluding the effects of estimated forfeitures. The assumptions used for determining fair value are described in Note 17 to our consolidated financial statements filed with our Annual Report on Form 10-K.

(3)
Messrs. Chu and Meisel forfeited their restricted stock unit awards in connection with their resignation from the Board. Mr. Chu resigned effective February 1, 2016 and was replaced by Mr. Hauser. Mr. Meisel resigned from our board of directors effective September 18, 2015 and was replaced by Mr. Thomas.

(4)
As of December 31, 2015, Messrs. Cote, De Leener, Misheff, Plantevin, and Zide each held 3,236 shares of the Company pursuant to their unvested restricted stock unit awards. As of December 31, 2015, Messrs. Chu, Meisel, Thomas, and Vasseur had no outstanding equity awards.

        Our Board maintains a non-employee director compensation program under which each member of our Board who is not an employee of the Company or one of our subsidiaries will be eligible to receive an annual cash retainer payment of $90,000. Additionally, Messrs. Chu, Cote, De Leener, Meisel, Misheff, Plantevin, and Zide each received an annual equity retainer of 3,236 restricted stock units with a grant date fair value of $90,000, which vest on the one-year anniversary of their grant date. Our director compensation program also provides annual cash retainer payments for the chairpersons of the audit committee and compensation committee of $25,000 and $15,000, respectively.

CORPORATE GOVERNANCE

        Board Nominees.    Under its charter, our nominating and corporate governance committee is responsible for recommending to the Board candidates to stand election to the Board at the Company's annual general meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual general meetings. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business, each director nominee's experience, qualifications, attributes and skills that are identified in the biographical information contained under "Proposal 1—Election of Directors."

        The nominating and corporate governance committee considers properly submitted recommendations for candidates to the Board from shareholders. Any shareholder may submit in writing nominations of persons for consideration for each shareholder meeting at which directors are to be elected by not later than the 90th calendar day nor earlier than the 120th calendar day before the date of the annual general meeting. Any shareholder recommendations for consideration by the Board should include the candidate's name, biographical information, information regarding any relationships between the candidate and the shareholder within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate's willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Board may reasonably request. Recommendations should be sent to Angelo N. Chaclas, Corporate Secretary, Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, PA 19312. The Board evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Board will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

        Board Independence.    Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Trinseo and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an "independent" director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Trinseo. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a "controlled company" as defined under the NYSE Listing Rules, our

Board is not required to be comprised of a majority of independent directors. As a result of this review, our Board has affirmatively determined that all of our current directors, except for Mr. Pappas, are independent under the governance and listing standards of the NYSE. Messrs. Chu and Meisel, who each served on the Board in 2015, were not deemed to be independent.

        Diversity and Board Expertise.    While we do not have a formal policy with respect to diversity, we believe that the diversity considerations are an important element, among many, when identifying director nominees who will best serve the needs of the Company and the interests of our shareholders. We believe diversity considerations enable us to provide sound and prudent guidance by developing a Board with a diverse range of talents, ages, skills, character, expertise, professional experiences, and backgrounds.

        Risk Oversight.    Risk is inherent in every material business activity that we undertake. Our business exposes us to strategic, credit, market, compliance, operational and reputational risks. To support our corporate goals and objectives, risk appetite, and business and risk strategies, we maintain a governance structure that delineates the responsibilities for risk management activities, and the governance and oversight of those activities, between management and our Board. The Board is committed to strong, independent oversight of management and risk through a governance structure that includes other Board committees. Under our structure, it is management's responsibility to manage risk and bring to the Board's attention risks that are material to Trinseo. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Trinseo. The Board administers its risk oversight role directly and through its committee structure and the committees' regular reports to the Board at Board meetings. The Board divides its risk oversight responsibilities between itself and its committees by having each review or assess key issues or areas of responsibility as follows:

Board of Directors	• Strategic, financial, and execution risks and exposures associated with our annual and multi-year business plans
• Major litigation and other matters that present material risk to our operations, plans, prospects, or reputation
• Acquisitions and divestures
• Senior management succession planning
Audit Committee	• Risks associated with financial accounting matters, including financial reporting, accounting, disclosure, and internal controls over financial reporting
• Our ethics and compliance programs
• Related party transactions
Compensation Committee	• Risks related to the design of our executive compensation programs, plans, and arrangements
Nominating and Corporate Governance Committee	• Risks related to our governance structures and processes
Environmental, Health, Safety and Public Policy Committee

•

Our environmental, health and safety risk management programs

•

The alignment of our environmental, health, safety, sustainability, social and public policy program with the Company's business strategy and creation of stakeholder value

        Board Leadership Structure.    Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Zide, our current non-executive Chairman of the Board of Directors, has served as a director since 2010 and brings to the Board extensive knowledge and expertise in strategy, mergers and acquisitions. The Board believes that the separate roles of Mr. Zide and Mr. Pappas, our Chief Executive Officer, are in the best interest of Trinseo and its shareholders, at this time. Mr. Zide has in-depth knowledge of our business arising from his many years of service to Trinseo and, as a result, provides effective leadership for the Board and support for Mr. Pappas and other management. The structure permits Mr. Pappas to devote his attention to leading Trinseo and to executing on our business strategy.

        Board Attendance.    We expect our board members to prepare for, attend and participate in all board and applicable committee meetings. Our Board held four meetings in 2015. The audit, compensation, and nominating and corporate committees held 8, 6, and 3 meetings in 2015, respectively. Our Board members were in attendance for all board meetings and committee meetings, as applicable, in 2015. We do not have a policy for the attendance of our directors at our annual general meeting of shareholders. We had one director in attendance for our 2015 annual general meeting of shareholders for which no shareholders attended. Under Luxembourg law we are required to receive notice by the meeting's record date of a shareholder's intention to attend the annual general meeting of shareholders in person. Additionally, our annual general meeting of shareholders, unless there is an exceptional circumstance, are held in Luxembourg.

        Executive Sessions.    Our Corporate Governance Guidelines provide that the non-management directors of the Board meet in executive session at least once during each regularly scheduled Board meeting to review matters concerning the relationship of the Board with the management directors and other members of senior management and such other matters as it deems appropriate. Mr. Zide acts as the chair of the non-management directors' executive sessions. Additionally, the Board has at least one executive session annually of its independent directors. Mr. Cote act as the chair for the independent directors' executive sessions.

        Board Annual Performance Reviews.    Pursuant to our Corporate Governance Guidelines the Board annually conducts a self-evaluation of the Board as a whole. In accordance with the written charters of our audit committee, compensation committee and nominating and corporate governance committee, we also evaluate each committee's performance on an annual basis and report to the Board the findings.

        Code of Business Conduct.    We have adopted a written Code of Business Conduct applicable to all directors, officers and employees and a written Code of Ethics for Senior Financial Employees, applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer, Principal Accounting Officer, Controller, and all employees performing similar functions. These policies are designed to maintain the integrity of our business and financial reporting. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by under the "Corporate Governance" link on the "Ethics and Compliance" tab of the Investor Relations section of our website, www.investor.trinseo.com.

        Corporate Governance Guidelines.    We have adopted Corporate Governance Guidelines that outlines the Board's governance policies and practices. The current version of our Corporate Governance Guidelines is available on our website at www.investor.trinseo.com.

        Communications with Directors.    Shareholders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Trinseo S.A., 1000 Chesterbrook, Boulevard, Suite 300, Berwyn, PA 19312. The Corporate Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board. The Board has instructed our Corporate Secretary to review the correspondence prior to forwarding it, and in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In these cases, he may forward some of the correspondence elsewhere in the Company for review and possible response.

BOARD STRUCTURE AND COMMITTEE COMPOSITION

        We have a standing audit committee, compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. A copy of each charter can be found by clicking on "Corporate Governance" and then "Committee Composition" in the Investor Relations section of our website, www.investor.trinseo.com. The members of each committee are appointed by the Board of Directors and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

        The table below provides information about the membership of our standing committees during fiscal 2015:

Name	Audit		Compensation		Nominating and Corporate Governance
Brian W. Chu(1)	X
Jeffrey J. Cote	X	*
Pierre-Marie De Leener	X
Seth A. Meisel(2)
Donald T. Misheff(3)	X
Christopher D. Pappas					X	*
Michel G. Plantevin			X
Stephen F. Thomas(2)
Aurélien Vasseur
Stephen M. Zide			X	*	X

*
Chair

(1)
Mr. Chu resigned as a member of our audit committee in February 2015 and was replaced by Donald T. Misheff. Mr. Chu resigned from our board of directors effective February 1, 2016 and was replaced by Mr. Hauser.

(2)
Mr. Meisel resigned from our board of directors on September 18, 2015, and was replaced by Mr. Thomas, who rejoined our board of directors following his resignation on February 19, 2015.

(3)
Mr. Misheff joined our board of directors on February 19, 2015.

        As a "controlled company" under the New York Stock Exchange (the "NYSE") listing rules, we are eligible to take advantage of certain exemptions to NYSE Listing Rules. Therefore, our nominating and corporate governance committee is not composed entirely of independent directors as defined under these rules.

Audit Committee

        The purpose of the audit committee is set forth in the audit committee charter. The audit committee's primary duties and responsibilities are to:

  •
  Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us and will report directly to the audit committee.

  •
  Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, which are approved by the audit committee prior to the completion of the audit.

  •
  Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the selection, application and disclosure of critical accounting policies and practices used in such financial statements.

  •
  Review and approve all related party transactions as defined under Item 404(a) of Regulation S-K.

  •
  Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

        A copy of the charter, which satisfies the applicable standards of the Securities and Exchange Commission (the "SEC") and the NYSE is available on our website. The audit committee currently consists of Donald T. Misheff, Jeffrey J. Cote and Pierre-Marie De Leener. Our Board has determined that Messrs. Misheff, Cote and De Leener are independent directors pursuant Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 303A.02 of the New York Stock Exchange Listed Company Manual. Each of Messrs. Misheff and Cote is also an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K. Mr. Cote serves as chair of the audit committee.

Compensation Committee

        The purpose of the compensation committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The compensation committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. The compensation committee currently consists of Jeffrey J. Cote, Michel G. Plantevin, and Stephen M. Zide. Mr. Cote joined the compensation committee in March 2016. Mr. Zide serves as chair of the compensation committee. A copy of its charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website. Pursuant to its charter, the compensation committee may delegate to subcommittees of the compensation committee any of the responsibilities of the full committee.

Nominating and Corporate Governance Committee

        The purpose of the nominating and corporate governance committee is to (i) identify, screen and review individuals qualified to serve as directors (consistent with criteria approved by our Board) and recommend to our Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies or newly created directorships; (ii) develop and recommend to our Board and oversee the implementation of our corporate governance guidelines; (iii) oversee evaluations of our Board and (iv) recommend to our Board candidates for appointment to board committees. The nominating and corporate governance committee currently consists of Donald T. Misheff, Christopher D. Pappas, and Stephen M. Zide. Mr. Misheff joined the nominating and corporate governance committee in March 2016. Mr. Pappas serves as chair of the nominating and corporate governance committee and is not an independent director under the NYSE Listing Rules. Our Board has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available on our website.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

OUR COMPANY'S EXECUTIVE OFFICERS

        Biographical information concerning our President, Chief Executive Officer and Interim Chief Financial Officer, Christopher D. Pappas, who also serves as a member of our board of directors, is set forth above under Proposal 1—Election of Directors.

        Martin Pugh, Executive Vice President and Chief Operating Officer.    Mr. Pugh, 63, became the Company's Chief Operating Officer in November 2015. Mr. Pugh joined the Company as Senior Vice President and Business President, Plastics, in March 2013 and was named Senior Vice President and Business President, Performance Materials in October 2014, where was responsible for the global leadership of the Company's Performance Materials business with overall accountability for the Rubber, Latex and Performance Plastics businesses. Prior to joining the Company, Mr. Pugh held the position of President for Europe, Middle East and Africa (EMEA) and board member for Styrolution Group Gmbh, the global styrenics joint venture between BASF Group and INEOS from October 2011 until February 2013. Mr. Pugh began his career in 1975 with Mobil Oil Company as a technical representative. He joined The Dow Chemical Company in 1978 and served in a variety of sales and marketing roles from 1978 until 1998, working in the UK, Dubai, Sweden and Switzerland. His final role at Dow was global business director for Specialty Polyethylenes. In 1998, Pugh joined Elementis plc as Managing Director for the specialty rubber division called Linatex. In 2002, he returned to Switzerland and joined Nova Chemicals as Managing Director for Europe. Following the formation of Nova Innovene in 2005, he was appointed Managing Director of the company and continued in the role of Managing Director—Europe as the company was broadened to include the Americas region and renamed INEOS Nova. He remained in this position within INEOS Nova and INEOS Styrenics until the formation of Styrolution Group GmbH in October 2011. Mr. Pugh has a Bachelor of Science degree in Industrial Chemistry and Management Studies from Loughborough University in the United Kingdom.

        Angelo N. Chaclas, Senior Vice President, Chief Legal Officer, and Corporate Secretary.    Mr. Chaclas,  52, has been the Company's Chief Legal Officer, Senior Vice President, and Corporate Secretary since January 2015. In his role, he provides legal support for all capital markets, transactional, compliance, commercial, regulatory, governance, intellectual property and other operational activities of the Company worldwide. Mr. Chaclas joined the Company in 2010 as Associate

General Counsel and Chief Intellectual Property Counsel, where he managed the Company's global intellectual property portfolio and supported the legal activities of several of the Company's commercial businesses. Prior to joining the Company in 2010, Mr. Chaclas was Deputy General Counsel and Chief Counsel for the software division of Pitney Bowes where he led its Intellectual Property, Technology Law and Procurement legal functions. Mr. Chaclas holds a bachelor's degree in Mechanical Engineering from Tufts University and a Juris Doctorate from Pace University.

        Marilyn N. Horner, Senior Vice President—Human Resources.    Ms. Horner, 58, joined the Company as Senior Vice President of Human Resources in January 2011. Prior to joining the Company, Ms. Horner held a number of executive positions at NOVA Chemicals where she started her career in 1988. She served as the Senior Vice President and Chief Human Resources Officer for NOVA Chemicals from 2008 to December 2010. Ms. Horner also held the positions of Vice President Finance and Controller, Olefins / Polyolefins Division; Vice President Human Resources and Organizational Effectiveness; and Vice President to the Chief Executive Officer. Ms. Horner served on the board of trustees for Point Park University and the University of Alberta. Ms. Horner holds a Bachelor of Commerce degree and an MBA from the University of Windsor in Ontario, Canada.

        E. Jeffery Denton, Senior Vice President—Corporate Development and Business Services.    Mr. Denton, 50, joined the Company as Vice President—Shared Services and Feedstocks in June 2010 and was named Vice President—Corporate Development and Business Services in October 2014, and subsequently Senior Vice President in October 2015. Mr. Denton is responsible for the Company's Feedstocks, Procurement, Supply Chain, Customer Service, Information Technology and Corporate Development activities. He previously served in a similar role at the Company (when it was a division of Dow) from September 2009 until June 2010 and as the Director of Joint Venture Implementation at Dow, implementing Americas Styrenics & K-Dow from February 2006 until September 2009. Prior to that, he served as Product Director of Dow Polystyrene and Commercial Manager of Dow Polystyrene and Engineering Plastics from 1998 to January 2007. Mr. Denton received a bachelor's degree in Business Administration from Alma College.

        Timothy M. Stedman, Senior Vice President and Business President, Basic Plastics & Feedstocks.    Mr. Stedman, age 46, joined the Company as Senior Vice President and Business President, Basic Plastics & Feedstocks, in November 2015. In this role, he is responsible for business leadership for polystyrene, co-polymers, polycarbonate, and styrene monomer. As part of his role, he serves as a member of the operating committee of the Plastics Division of the American Chemistry Council. Prior to joining the Company, Mr. Stedman spent more than 20 years with ExxonMobil Chemical working in the U.K., the U.S., and Belgium. Most recently, Mr. Stedman was the Europe Business Director for ExxonMobil Chemical's Basic Chemicals business, and prior to that was the Site Manager for the Fife Ethylene Plant (steam cracker) in Scotland. Stedman also led Global Sales and Marketing organizations for several ExxonMobil Chemical's Polymers and Intermediates businesses, including the Santoprene business that was formally part of the Advanced Elastomers Systems joint venture with Monsanto. Mr. Stedman served on the boards of Petrochemicals Europe and the European Petrochemical Association until September 2015 and was also a member of the Energy and Climate Change Leadership Group of the International Council of Chemical Associations (ICCA). Mr. Stedman holds a degree in Chemical Engineering from the University of Manchester Institute of Science and Technology, U.K., and the Ecole Nationale Supérieure des Industries Chimiques, Nancy, France. He is also a Chartered Engineer and a Fellow of the Institute of Chemical Engineers (U.K.).

        Hayati Yarkadas, Senior Vice President and Business President, Performance Materials.    Mr. Yarkadas, age 47, joined the Company in November 2015 to lead the Rubber, Latex, and Performance Plastics businesses. Mr. Yarkadas has more than 20 years of experience in materials businesses and an established track record of business management and leadership skills. Prior to joining Trinseo, Mr. Yarkadas led the food ingredient business of Tate & Lyle in Europe as Senior Vice President and General Manager, based in London. Prior to that, Mr. Yarkadas spent over 17 years with

DuPont in many of its worldwide locations. Most recently Mr. Yarkadas served as General Manager of the DuPont Teijin Films joint venture, where he was responsible for the financial results and transformation of the business. Previously, he was Global Business Director for DuPont Advanced Glass Interlayers and held a series of roles in sales, sales management, Six Sigma, marketing, product management and business management in plastics and chemicals. Throughout his career, Mr. Yarkadas gained significant operating and global leadership skills with various roles in Turkey, the U.K., Switzerland, the U.S., and Luxembourg. He started his career in manufacturing and R&D at Borusan Mannessmann, where he gained operation experience early in his career. Mr. Yarkadas has a master's degree in Mechanical Engineering from Istanbul Technical University and an MBA from Imperial College London.

        Catherine C. Maxey, Vice President—Public Affairs, Sustainability and Environment, Health and Safety.    Ms. Maxey, 50, joined the Company as Vice President—Public Affairs and Business Intelligence in June 2010. Previously she held positions of increasing responsibility at The Dow Chemical Company, which she joined in 1988, most recently as Public Affairs director for Mergers & Acquisitions, Joint Ventures, Dow Portfolio Optimization/Divestitures and Manufacturing and Engineering from March 2009 until June 2010. Prior to that, she served as vice president of Public Affairs and Communications for K-Dow Petrochemicals, a planned JV that was later cancelled from June 2008 until March 2009 and Business Public Affairs Director for Performance Chemicals from 2003 to June 2008. Ms. Maxey received a bachelor's degree in Journalism/Science Writing from Lehigh University.

        David P. Stasse, Vice President—Treasury and Corporate Finance.    Mr. Stasse, 45, joined the Company in July 2013 as Vice President and Treasurer with responsibility for all treasury and investor relations matters, including cash management, risk management, relationships with rating agencies and commercial banks, and financing matters. Mr. Stasse joined the Company from Freescale Semiconductor, Inc., a global semiconductor manufacturer that serves the automotive, networking, consumer and industrial markets, where he served as Vice President and Treasurer since July 2008, and Assistant Treasurer from August 2006 to July 2008. Prior to that, Mr. Stasse served as First Vice President, Debt Capital Markets of MBNA Corporation and as Treasury Manager of SPX Corporation. Mr. Stasse also held numerous financial positions from 1998 to 2004 at Honeywell International, last serving as Director, Corporate Finance. Mr. Stasse holds a MBA in Finance from the University of Maryland and a Bachelor of Science degree in Business Logistics from Penn State University.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

        Our Conflict of Interest Policy is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest, which may include related party transactions. These include situations in which an individual's personal interests are in conflict with the interests of the Company; situations in which an individual or family member receives personal benefits as a result of his or her position with the Company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the Company. The Company annually surveys our executive officers and directors regarding potential conflicts of interest. If such conflicts are reported or found, the Legal Department and/or our Chief Compliance Officer will seek to mitigate or eliminate such potential or actual conflict of interest.

        Our audit committee charter requires that the audit committee review and approve all related party transactions. When related party transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the audit committee, it does so with the understanding that the terms of such transaction are no less favorable to us than those that we could obtain from unaffiliated third parties.

Share Repurchase

        On March 24, 2016, our Parent, Bain Capital Everest Management SCA, sold an aggregate of 10,600,000 of our ordinary shares in a registered, underwritten public offering to Goldman, Sachs & Co. (the "Underwriter"). Concurrent with that offering, the Company repurchased a total of 1,600,000 of our ordinary shares from the Underwriter at a price of $35.63 per share, the same price per share paid by the Underwriter. As a result of the share repurchase, our Parent received approximately $57,008,000 in proceeds from the Company. Five of our directors, Messrs. Zide, Thomas, Plantevin, Hauser, and Vasseur are affiliated with Bain Capital. Therefore, the decision to repurchase 1,600,000 of our shares at $35.63 was delegated to a committee of disinterested directors consisting of our audit committee members.

STOCK OWNERSHIP INFORMATION

        The following table sets forth information regarding the beneficial ownership of our ordinary shares, nominal value $0.01, as of April 30, 2016 by:

  •
  each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our ordinary shares;

  •
  each of our named executive officers, director nominees and directors; and

  •
  all of our directors, director nominees and named executive officers as a group.

        As of April 30, 2016, we had 47,140,870 ordinary shares outstanding (excluding treasury shares) and our Parent had 3,041,338 ordinary shares outstanding. As of April 30, 2016, 26,669,567 of our outstanding ordinary shares were held by our Parent, and 20,471,303 were held by public investors (including certain of our Director and Executive Officers), the details of which are reflected in the table below.

        Information with respect to beneficial ownership has been furnished by each director, director nominee, officer or beneficial owner of more than 5% of our ordinary shares. We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of ordinary shares deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after April 30, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

        Unless otherwise indicated below, the address for each listed director, director nominee, officer and shareholder is c/o Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

Name	Number of Shares of Company	Percentage
Parent
Bain Capital Everest Manager Holding SCA ("Parent")(1)	26,669,567	56.6%

Name	Number of Shares of Company	Percentage	Number of Shares of Parent	Percentage
Management
Christopher D. Pappas(2)	100,797	*	100,825	3.3%
John A. Feenan	—	—	11,152	*
Martin Pugh(3)	25,314	*	2,324	*
Marilyn N. Horner(4)	11,803	*	7,337	*
Angelo N. Chaclas (5)	7,890	*	—	—
Jeffrey J. Cote	12,814	*	—	—
Pierre-Marie De Leener	17,025	*	—	—
Felix Hauser(6)	—	—	—	—
Donald T. Misheff	3,236	*	—	—
Michel G. Plantevin(6)	3,236	*	—	—
Stephen Thomas(6)	—	—	—	—
Aurélien Vasseur(6)	—	—	—	—
Stephen M. Zide(6)	3,236	*	—	—
All Directors, Nominees and Executive Officers as a Group (19 persons)(7)	211,712	*	128,154	4.2%

*
Indicates less than one percent.

(1)
The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. ("BCEM"). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel G. Plantevin, Aurélien Vasseur, Christopher D. Pappas, Stephen Thomas, Felix Hauser, and Stephen M. Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. ("Europe Fund III") and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Hauser is c/o Bain Capital Beteiligungsberatung GmbH Maximilianstrasse 11, 80539 Munich, Germany.

(2)
The number of shares of the Company includes 90,797 vested options.

(3)
The number of shares of the Company includes 19,314 vested options.

(4)
The number of shares of the Company includes 11,803 vested options.

(5)
The number of shares of the Company consists of 7,890 vested options.

(6)
The number of shares does not include shares held by our Parent. Mr. Plantevin is a member of GPEB. Mr. Zide is a Senior Advisor of BCI and a member of GPEB. Mr. Thomas is a Managing Director of BCI. Mr. Vasseur is a corporate manager of BCI. As a result and by virtue of the relationships described in footnote 1 above, each of Messrs. Hauser, Plantevin, Zide, Thomas, and Vasseur may be deemed to share beneficial ownership of the shares held by Parent. The address for Messrs. Zide and Thomas is c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address for Mr. Plantevin is c/o Bain Capital Europe, LLP, Devonshire House, Mayfair Place, London W1J 8AJ, United Kingdom. The address for Mr. Vasseur is c/o Bain Capital Luxembourg S.à.r.l., 4 rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

(7)
The number of shares of the Company includes 846 unvested options and 145,319 vested options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. When requested, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and will file these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from our current directors and executive officers, we believe all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) during 2015.

PROPOSAL 4

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        The Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2015. The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

        "RESOLVED, that the shareholders of Trinseo S.A. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

  •
  Attract and retain industry-leading talent;

  •
  Link compensation actually paid to achievement of our financial, operating and strategic goals;

  •
  Reward individual performance and contribution to our success; and

  •
  Use performance measures, including financial and non-financial goals that align our named executive officers' interests with those of our shareholders.

        We believe Trinseo's performance demonstrates the effectiveness of our compensation program.

        The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and the compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4, THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis (CD&A) section is intended to provide information about our 2015 compensation objectives and programs for our named executive officers. For 2015, our named executive officers, or NEOs, were:

Name	Position
Christopher D. Pappas	President and Chief Executive Officer
John A. Feenan*	Executive Vice President and Chief Financial Officer
Martin Pugh**	Executive Vice President and Chief Operating Officer
Marilyn N. Horner	Senior Vice President, Human Resources
Angelo N. Chaclas	Senior Vice President, Chief Legal Officer & Corporate Secretary

*
Mr. Feenan resigned from his officer position on November 18, 2015 and was employed in an advisory capacity with the Company through the end of 2015. Mr. Pappas is acting as the Interim Chief Financial Officer until Mr. Feenan's replacement has been identified.

**
Effective November 1, 2015, Martin Pugh was promoted from Senior Vice President and Business President for Performance Materials to Executive Vice President and Chief Operating Officer.

        This CD&A is divided into the following sections:

  •
  Executive Summary

  •
  Compensation Philosophy and Design

  •
  How We Make Compensation Decisions

  •
  2015 Compensation Structure & Performance

  •
  Other Compensation and Tax Matters

Executive Summary

Business Achievements

        We had an exceptional year with respect to the Company's business achievements, which include:

  •
  Delivering record net income of $133.6 million and Adjusted EBITDA of $410.0 million, excluding inventory revaluation and joint venture earnings, including continued strong results from our Performance Materials division as well as record results from our Basic Plastics & Feedstocks division;

  •
  Successfully rebranding our operating name and legal entities from "Styron" to "Trinseo";

  •
  Adding greater depth to our business leadership team with the hiring of Tim Stedman as Senior Vice President and Business President, Basic Plastics & Feedstocks and Hayati Yarkadas, Senior Vice President and Business President, Performance Materials; and

  •
  Refinancing our debt under a new capital structure that is expected to reduce our annual interest expense by approximately $37.0 million.

Consideration of 2015 Advisory Vote on Executive Compensation

        The compensation committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. As part of this review, the compensation committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2015 annual general meeting of shareholders, our executive compensation proposal received overwhelming approval (approximately 96%). Based on the compensation committee's review and the support our executive compensation programs received from shareholders, the compensation committee did not make significant changes to its compensation programs.

Compensation Philosophy and Design

Overview

        Our executive compensation policies and programs are designed to attract, retain and motivate key executives through competitive and cost effective programs that reinforce executive accountability and reward the achievement of business and individual results. Executive compensation consists of four main elements: (1) base salary, (2) annual cash incentive awards, (3) long-term incentive compensation, and (4) retirement savings and benefit programs. The relative weighting of each element is aligned with our philosophy of linking pay to performance. A substantial percentage of our executives' compensation is provided in the form of performance-based variable compensation with a greater emphasis on variable components for our senior executives. Annual cash awards are directly linked to corporate results and short-term performance measures, including financial and non-financial goals. Our equity incentive awards align our executives' interest with those of our shareholders and our long-term business objectives. Executive retirement and benefits programs are generally consistent with broader employee programs offered in the country where an executive primarily provides services to the Company. We provide limited perquisites to our executives and senior management, and such perquisites are only provided to the extent that they reflect particular business needs and objectives.

        Our annual cash incentive plan is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic and business objectives and with shareholder interests. Our business objectives are to: (1) deliver strong recurring profits relative to our industry; (2) effectively manage our working capital; (3) demonstrate effective cost management; (4) provide EBITDA growth that is stronger than the industry; and (5) provide a safe working environment.

        We strive to provide our NEOs with a compensation package that is market competitive within our industry and recognizes and rewards superior individual and company performance.

Compensation Mix

        The chart below shows the 2015 target mix of compensation between salary and short- and long-term incentive compensation for Mr. Pappas and our other NEOs as a group.

CEO Target Compensation	Average Target Compensation for All Other NEOS*

*
This target excludes additional cash incentives payable to Mr. Chaclas and described below in "—Additional Incentives to Mr. Chaclas".

Maintaining Best Practices Regarding Executive Compensation

        Our compensation committee intends to compensate our NEOs effectively and consistently with the objectives and design principles outlined above. We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:

Compensation Committee Practices

Independent Compensation Consultant	The compensation committee retains and annually reviews the independence of its compensation consultant.
Risk Assessment

The compensation committee regularly assesses whether our incentive compensation arrangements encourage excessive risk-taking to ensure that our plans and awards are designed and working in a way to not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a culture of pay-for-performance.
Mitigate Undue Risk

We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments, utilizing multiple performance metrics, striking a balance between short- and long-term incentives and adopting share ownership requirements.

Share Ownership Guidelines	The compensation committee has adopted share ownership guidelines (i) equal to six times base salary for the CEO, and (ii) equal to two times base salary for our other NEOs.
Clawback Requirements

We have the right to seek recoupment of all or part of any 2015 annual incentive compensation if there is a breach by the executive of his or her award agreement or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with us or an overpayment of incentive compensation due to inaccurate financial data. Our compensation committee also may recover any award or payments under any award in accordance with any applicable company clawback or recoupment policy, or as otherwise required by applicable law or applicable stock exchange listing standards.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging or pledging the Company's securities.

How We Make Compensation Decisions

        Our compensation committee is responsible for, among other matters: (1) reviewing key executive compensation goals, policies, plans and programs; (2) reviewing the compensation of our executive officers; (3) reviewing and approving employment agreements and other similar arrangements between the Company and our executive officers; and (4) administering our equity-based plans and other incentive compensation plans.

        Our Chief Executive Officer reviews annually with the compensation committee each NEO's performance (other than his own) and recommends to the compensation committee appropriate base salary, annual cash incentive awards and long-term equity incentive awards (to the extent applicable with respect to a particular year) for these NEOs. Based upon the recommendations of our Chief Executive Officer and in consideration of certain objectives and philosophies described above, the compensation committee makes the final recommendation to the Board for annual compensation packages of our executive officers. With respect to our Chief Executive Officer, the compensation committee and/or the Board reviews annually his performance and the compensation committee recommends to the Board his base salary, annual cash incentive awards and grants of long-term equity incentive awards based on the compensation committee's assessment of his performance, as approved by the Board.

        In making decisions with respect to any element of an NEO's compensation, the compensation committee considered the total compensation that may be awarded to the executive, including salary, annual cash incentive awards and long-term incentive compensation. In addition, in reviewing and approving employment agreements for our NEOs, the compensation committee considered the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the executive's employment under a variety of circumstances. Our goal is to award compensation that is competitive to attract and retain highly qualified leaders and that motivates them to drive strong business performance. We believe that our compensation programs align executive and shareholder interests, while allowing compensation to vary based on each executive's individual contributions to the Company and to the Company's overall performance.

Use of Benchmarking Comparison Data

        In 2014, the compensation committee selected a peer group of companies, with assistance from Willis Towers Watson, for use in making 2015 compensation decisions, with respect to the total mix and amount of compensation. This peer group consists of companies in the chemical and chemical-related industries, as well as companies in the construction, container and packaging and paper and forest product industries. The compensation committee reviewed various market-based metrics of the peer group that it deemed appropriate, which included enterprise value, revenue, market capitalization, and EBITA margins.

        The compensation committee may annually review the companies included in our peer group and may add or eliminate companies as it determines to be appropriate. The peer group selected for making fiscal 2015 compensation decisions consisted of the following 24 companies:

A. Schulman, Inc.	Eastman Chemical Company	PolyOne Corporation
Axiall Corporation	Ferro Corporation	Resolute Forest Products Inc.
Berry Plastics Group, Inc.	Graphic Packaging Holding Company	Rockwood Holdings, Inc.(1)
Boise Cascade Company	Greif, Inc.	RPM International Inc.
Cabot Corporation	HB Fuller Company	Silgan Holdings Inc.
Celanese Corporation	Kraton Performance Polymers, Inc.	Stepan Company
Chemtura Corporation	Olin Corporation	Taminco Corporation(2)
Domtar Corporation	OMNOVA Solutions Inc.	Tronox Limited

(1)
Acquired by Albemarle Corporation in January 2015.

(2)
Acquired by Eastman Chemical Company in December 2014.

        The compensation committee has retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson, a globally recognized as a leader in compensation and benefits advisory services, provides the compensation committee with advice on a broad range of executive compensation matters. The scope of their services includes, but is not limited to, the following:

  •
  Apprising the compensation committee of compensation-related trends and developments in the marketplace;

  •
  Informing the compensation committee of regulatory developments relating to executive compensation practices;

  •
  Providing the compensation committee with an assessment of the market competitiveness of the Company's executive compensation;

  •
  Assessing the composition of the peer companies used for comparative purposes;

  •
  Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;

  •
  Assessing the relationship between executive compensation and corporate performance; and

  •
  Identifying potential changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests.

        During fiscal 2015, Willis Towers Watson attended all regularly scheduled meetings of the compensation committee.

        In addition to providing the compensation committee with these executive compensation consulting services in 2015, for which it received aggregate fees of $152,183, Willis Towers Watson also provided the Company with the following additional services for which it received fees totaling $328,471: international actuarial support for the Company's pension and postretirement benefit plans; actuarial support for one of the Company's domestic welfare benefit plans; and compensation support to management. Before Willis Towers Watson undertook any compensation support work for the Company's management, the compensation committee was consulted and approved the scope of work.

        The compensation committee actively considered the range of the additional services that Willis Towers Watson was already providing to the Company when it made the decision to retain Willis Towers Watson as its independent compensation consultant in 2015. The compensation committee assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the compensation committee.

2015 Compensation Structure & Performance

        The principal components of our executive compensation program include both short-term and long-term compensation. Short-term compensation consists of an executive's annual base salary and annual cash incentive award. Long-term compensation may include grants of share-based incentives as determined by the compensation committee and approved by the Board. Certain elements of compensation of our NEOs were determined through direct negotiation with the executives at the time of their hiring.

Base Salary

        Setting appropriate levels of base pay allows us to attract and retain an executive leadership team that will continue to meet our commitments to customers, sustain profitable growth and create value for our shareholders. The base salaries for our NEOs were determined based on the scope of their responsibilities, competitive benchmarking, and our compensation committee members' collective knowledge of competitive compensation levels. Base salaries are reviewed annually by the compensation committee and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. In 2015, Mr. Pappas received an incremental increase of 5% effective January 1, 2015. In connection with his promotion to Senior Vice President, Chief Legal Officer, and Corporate Secretary, Mr. Chaclas' base salary was raised to $365,000 effective January 1, 2015. In connection with his promotion to Executive Vice President and Chief Operating Officer, Mr. Pugh's base salary was raised to 600,000 Swiss Francs (CHF) effective November 1, 2015.

Annual Cash Incentive Plan

        We have an annual cash incentive plan that is designed to serve as an incentive to drive annual financial and non-financial performance. Annual cash incentive awards are based on a combination of the achievement of Company performance goals as well as individual performance. The performance goals and metrics are recommended by the compensation committee to the Board at the beginning of the year. At the end of the year, the amount paid to each NEO is based on the achievement of the Company performance goals and an assessment of the executive's overall performance.

        For 2015, the annual cash incentive plan was designed to align our executives' compensation with the Company's business plan and priorities for the year, and reward performance based on the following three components:

  •
  Responsible Care®: Injuries, Spills and Process Safety Incidents (PSIs);

  •
  EBITDA: Adjusted as described below; and

  •
  Individual Goals: Performance against defined business/functional and individual goals.

        We believe best-in-class environmental, health and safety metrics, as well as individual performance, are important measures for establishing performance objectives and measuring the performance of our NEOs. We are a Responsible Care® company and our environment, health and safety policy states that protecting people and the environment is part of everything we do and every decision we make. Each employee has a responsibility to ensure that our products and operations meet applicable government and Company standards.

        The 2015 annual cash incentive plan includes three key environment, health and safety metrics that we track for our Company—Recordable Injuries as defined by OSHA, Process Safety Incidents as defined by the American Chemistry Council, and Loss of Primary Containment defined as any physical device used to contain a chemical or plastic resin as part of our manufacturing processes. Incentive payouts with respect to these metrics are determined based on our achievement rating for Responsible Care® performance and in accordance with the threshold, target and maximum levels set forth in the preceding table.

        In 2015, Company financial performance metrics were based on an Adjusted EBITDA target of $283.0 million and threshold EBITDA of $253.0 million (in each case, excluding earnings from joint venture companies of $140.2 million and including an adjustment of $58.3 million to reflect current cost of raw materials). We believe that Adjusted EBITDA is a key measure of our financial performance, removing the impacts of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure as well as other non-recurring items. Therefore, for purposes of the annual cash incentive plan, we define Adjusted EBITDA, which is considered a non-GAAP measure, as net income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; asset impairment charges; loss on extinguishment of long-term debt, net gain (loss) on the disposition of businesses and assets, restructuring and other non-recurring items. Our Adjusted EBITDA performance target metric for the 2015 annual cash incentive awards is set consistent to our 2015 business plan that was approved by the Board, but is also adjusted to exclude earnings from joint venture companies and to exclude the effects of inventory revaluation.

        We exclude inventory revaluation in order to facilitate the comparability of results from period to period, by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. See "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations—Other Important Performance Measures" of our Annual Report on Form 10-K for more information on our approach to calculating inventory revaluation.

        The table below shows the weight and targets of the component metrics, along with the payout opportunity for the annual cash incentive plan.

	Weight	Threshold	Level of Performance Target	Exceeds
Performance Goal
1. Responsible Care®
Recordable Injuries*	5%	8	6	4
Loss of Primary Containment*	5%	10	7	4
Process Safety Incidents*	5%	2	1	0
Sub-total	15%
2. Financial Performance
2015 EBITDA Target (Per 2015 Business Plan)	60%	$253M	$283M	$333 M
3. Individual Goals	25%
Total Opportunity at Target	100%
Maximum Opportunity	200%

*
Metrics represent incident count.

        In 2015, our achievement rating for Responsible Care® performance qualified each NEO for a 15% annual cash incentive award payout. In addition, based on our 2015 audited financial results, our compensation committee determined that our financial performance resulted in 200% of the Adjusted EBITDA portion of the bonus becoming payable. Actual results for Responsible Care® and Adjusted EBITDA financial performance are set forth below:

			Level of Performance
	Actual Payout
		Actual	Threshold	Target	Exceeds
Responsible Care®
Recordable Injuries*	0%	9	8	6	4
Loss of Primary Containment*	5%	7	10	7	4
Process Safety Incidents*	10%	0	2	1	0
Total	15.0%
Financial Performance (Adjusted EBITDA)	120.0%	$410M	$253M	$283M	$333M

*
Metrics represent incident count.

        In addition, each NEO had personal performance goals that included, depending on the individual: corporate or business EBITDA; asset, product optimization and customer profitability; organizational effectiveness; talent management and cost management. The results achieved against each of these goals were assessed by the compensation committee and ratings assigned.

        During 2015, the target bonus under this plan for each NEO was based on a percentage of base salary ranging from 150%, in the case of Mr. Pappas, to 75%, in the case of Messrs. Feenan and Pugh, 60% in the case of Ms. Horner and 55% in the case of Mr. Chaclas. The table below shows the 2015 target annual incentive award for each NEO and the actual award payable, based on our performance and the individual's performance.

Name	Target Percentage	Target Amount	Actual Amount
Christopher D. Pappas	150%	$1,575,000	$2,693,250
John A. Feenan	75%	$450,000	$720,000
Martin Pugh(1)	65% - 75%	$386,717	$662,249
Marilyn N. Horner	60%	$252,000	$431,550
Angelo N. Chaclas	55%	$200,750	$340,271

(1)
Mr. Pugh's compensation is payable in CHF and was converted using the foreign exchange rate of US$1.037 to CHF1.00. This rate was determined by averaging the exchange rates in effect during 2015. In addition, his 2015 target annual cash incentive award takes in to consideration the salary increase he received effective as of November 1, 2015 and is a blend of the pro-rated amounts for the time period at each compensation level throughout the year, with a target of 65% utilized for the first ten months of 2015, and a target of 75% utilized for the remainder of 2015.

        Based on our achievement rating for Responsible Care® performance, our financial results for 2015 with respect to Adjusted EBITDA, and the compensation committee's determination of achievement of individual performance goals, each as described below, the table below show the 2015 target annual cash incentive award for each NEO and the actual award payable, based on our performance.

        The following table shows the contribution of each performance metric under our annual cash incentive plan to the actual bonus award earned by our NEOs.

Name	Responsible Care® (15% of Target opportunity)	EBITDA (60% of Target Opportunity)	Individual Goals (25% of Target Opportunity)	Actual Award as % of Target (100%)
Christopher D. Pappas	100%	200%	144%	171.0%
John A. Feenan	100%	200%	100%	160.0%
Martin Pugh	100%	200%	145%	171.3%
Marilyn N. Horner	100%	200%	145%	171.3%
Angelo N. Chaclas	100%	200%	138%	169.5%

Long-Term Equity Incentive Compensation

        Our Board adopted the 2014 Omnibus Incentive Plan and, following our initial public offering (IPO), all equity-based awards were granted under this plan. The 2014 Omnibus Plan provides for awards of stock options, SARs, restricted stock, unrestricted stock, stock units, performance awards, other awards convertible into or otherwise based on our ordinary shares and cash awards. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees.

  •
  Stock options and stock appreciation rights (SARs).  The exercise price of a stock option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of our ordinary shares on the date of grant.

  •
  Restricted and unrestricted stock.  A restricted stock award is an award of our ordinary shares subject to forfeiture restrictions, while an unrestricted stock award is not subject to such restrictions.

  •
  Stock units.  A stock unit award is an award denominated in our ordinary shares that entitles the participant to receive ordinary shares or cash measured by the value of our ordinary shares in the future. The delivery of our ordinary shares or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions.

  •
  Performance awards.  A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

  •
  Cash awards.  A cash award is an award denominated in cash.

  •
  Other awards.  Other awards are awards that are convertible into or otherwise based on our ordinary shares.

        In February 2015, our Board approved equity award grants to certain key employees, including our NEOs. Each of our NEOs received a grant of restricted share units and options to purchase our ordinary shares based on a target percentage of their base salary and shown in the table below. These awards are subject to time-based vesting conditions, with restricted share unit awards vesting in full on the third anniversary of the date of grant and options vesting in three equal annual installments beginning on the first anniversary of the date of grant, in each case generally subject to an NEO's continuous employment with us on the applicable vesting date. Our Board approved grants of long-term incentives in the form of stock options and restricted stock units to align the interests of our executives with those of our shareholders and to provide a retention tool.

Name	Target Percentage	Target Amount
Christopher D. Pappas	400%	$4,200,000
John A. Feenan	125%	$750,000
Martin Pugh	150%	$935,120
Marilyn N. Horner	130%	$546,000
Angelo N. Chaclas	100%	$365,000

Additional Incentives to Mr. Chaclas

        Mr. Chaclas became our Senior Vice President, Chief Legal Officer, and Corporate Secretary in January 2015. Therefore, prior to becoming part of our executive leadership team, he was eligible to participate in incentive programs not available to our other NEOs in 2015. Mr. Chaclas participated in the Company's 2012 Long-Term Incentive Plan. The 2012 Long-Term Incentive Plan was designed to provide long-term incentives to our employees who did not receive long-term incentive compensation in the form of equity awards in our Parent. See "Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" for more information regarding our NEOs Executive Subscription Agreements with our Parent. The 2012 Long-Term Incentive Plan sets three-performance year EBITDA targets (excluding inventory revaluation) with each year having equal weighting. The payout factor is determined by averaging the actual payout percentage approved by the compensation committee for each performance year. The cash incentive was paid out in March 2015 at the average payout factor of 69% and resulted in a cash award to Mr. Chaclas of $66,413.

				Level of Performance
	Actual Payout
		Actual		Not Met	Target	Exceeds
Annual EBITDA Goal
2012	50%	$231M	*	$238M	$318M	$438M
2013	82%	$325M		$270M	$356M	$436M
2014	74%	$303M		$279M	$329M	$379M
Payout Range	69%			50%	100%	250%

*
Because EBIDTDA was just under the threshold for 2012 the compensation committee approved a threshold payout level in recognition of the overall performance and contributions by all employees.

        When appropriate, we offer cash retention awards for certain key employees. The purpose of these awards is to maintain the stability of our Company's leadership and other staff by providing an additional incentive for these individuals to remain with the Company during the period over which the award vested. In July 2013, the Company agreed to pay Mr. Chaclas a special cash retention award payable in three installments. The right to receive any amount was contingent on strong sustained leadership, overall performance and continuous full-time employment with the Company through December 31, 2015. The final payment in the amount of $65,000 was made in December 2015.

Other Compensation and Tax Matters

Retirement Benefits

        Our qualified U.S. savings plan (the "401(k) plan") provides for (1) annual discretionary Company contributions and (2) employer matching contributions to be credited to participants' accounts. The U.S.-based NEOs participate in this plan on the same basis as our other employees. We also maintain a non-qualified savings and deferral plan in which each of our NEOs (other than Mr. Pugh) participates. This plan allows participants to defer a portion of their compensation on a pre-tax basis, with matching contributions from the Company that are payable at a future date based on the terms of the plan. Additionally, the plan provides for discretionary Company contributions in connection with earnings that are in excess of the limitations set forth in the 401(k) Plan.

        Our NEOs do not participate or have account balances in any qualified or nonqualified defined benefit pension plans sponsored by the Company, with the exception of Mr. Pugh, who participates in our Switzerland-based defined contribution retirement plan. Mr. Pugh is also entitled to a retirement benefit payable at age 65 in the amount of CHF 250,000, which will be prorated if his retirement from the Company occurs prior to age 65.

        Pursuant to the terms of Mr. Pappas's employment agreement, he is entitled to a retirement benefit payable in the form of a cash lump sum upon his retirement or other termination of employment in an amount determined in accordance with a formula contained in his employment agreement as described in more detail under "Executive Compensation—Pension and Other Postretirement Benefits—Supplemental Employee Retirement Benefit" below.

Severance Benefits

        Our NEOs are eligible for severance benefits under their employment agreements upon certain terminations of employment. The agreements provide the NEOs, except Mr. Pappas, with severance benefits in an amount equal to 1.5 times the sum of the executive's annual base salary and target bonus. Mr. Pappas is eligible for severance benefits in an amount equal to 2.0 times the sum of his annual base salary and target bonus.

Change-in-Control Severance Benefits

        We provide change-in-control severance benefits to certain executives, including our current NEOs. These change-in-control severance benefits are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company and to enable the executives to impartially evaluate such a transaction. Under the terms of these agreements, each NEO is entitled to a lump sum payment equal to the severance benefits set forth above (rather than payment of severance benefits in installments) if the NEO experiences a termination of employment other than for cause or in the event the NEO resigns for good reason, as defined in the agreements, within two years following a change-in-control of the Company. Mr. Pappas is also entitled to a so-called 280G gross-up with respect to certain payments that may be made to him in connection with a change in control, a benefit that was negotiated at the time Mr. Pappas was hired by us.

Other Compensation

        Each NEO is eligible to participate in our generally-applicable benefit plans, such as savings, medical, dental, group life, disability and accidental death and dismemberment insurance, in accordance with country practices.

Tax and Accounting Considerations

        Section 162(m) of the Code imposes a limit of $1,000,000 on the amount that a publicly-traded company may deduct for federal income tax purposes in any taxable year for compensation paid to our CEO and the three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. To the extent that compensation is "performance-based" within the meaning of Section 162(m) or to the extent that compensation meeting certain requirements is paid during a limited period of time following our IPO, the Section's limitations will not apply. To qualify as performance based, compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria.

        Our compensation committee believes that the tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. However, the compensation committee reserves the right to approve the payment of compensation to our executive officers that does not qualify as "performance-based" within the meaning of Section 162(m) and therefore, may not be deductible for federal income tax purposes.

        In determining variable compensation program designs, our compensation committee also considers other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares.

Timing of Awards

        We intend to regularly award annual equity grants in February and June of each year. The equity grant date is not selected or changed to increase the value of equity awards for executives, but is the date when the Board's resolution is effective.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information regarding the compensation paid to or earned by our NEOs for the years ended December 31, 2015, 2014, and 2013. For additional information, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension and Other Postretirement Benefits Value and Non-qualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Christopher D. Pappas	2015	$1,050,000	$—	$2,100,000	$2,100,000	$2,693,250	$2,048,653	$164,000	$10,155,903
President and Chief	2014	$1,000,001	$500,000	$—	$—	$1,218,725	$2,865,711	$165,104	$5,749,541
Executive Officer	2013	$1,000,000	$—	$11,284,837	$—	$1,600,000	$2,007,918	$165,302	$16,058,057
John A. Feenan(9)	2015	$600,000	$—	$375,000	$375,000	$720,000	$—	$62,502	$2,132,502
EVP & Chief	2014	$600,000	$1,000,000	$—	$—	$375,180	$—	$61,948	$2,037,128
Financial Officer	2013	$600,000	$—	$—	$—	$465,000	$—	$176,493	$1,241,493
Martin Pugh(10)	2015	$622,200	$—	$467,560	$467,560	$662,249	$184,440	$—	$2,404,009
EVP & Chief	2014	$603,900	$549,000	$—	$—	$271,030	$424,591	$—	$1,848,521
Operating Officer	2013	$495,017	$918,026	$2,090,261	$—	$283,510	$1,311,635	$2,569	$5,101,018
Marilyn N. Horner	2015	$420,000	$—	$273,000	$273,000	$431,550	$—	$49,879	$1,447,429
SVP, Human Resources	2014	$420,000	$210,000	$—	$—	$198,367	$—	$49,591	$877,958
Angelo N. Chaclas	2015	$365,000	$65,000	$182,500	$182,500	$406,684	$—	$40,189	$1,241,873
SVP, Chief Legal Officer, & Corporate Secretary

(1)
Amounts in this column for 2014 for Mr. Pappas and Ms. Horner reflect their special retention awards paid in 2014. Amounts in this column for Mr. Chaclas reflect a special retention award paid in 2015, which is described above under "Compensation Discussion and Analysis—Compensation Elements—Additional Incentives to Mr. Chaclas".

(2)
Mr. Feenan was entitled to a $5.0 million retention award pursuant to his employment agreement dated December 22, 2011. These amounts vested and were paid over a four-year period. Mr. Feenan received $1.0 million in 2014 pursuant to his employment agreement. In 2013 no retention awards were paid to Mr. Feenan and pursuant to his November 16, 2015 separation letter agreement remaining retention award amounts were forfeited. Mr. Pugh received a retention bonus of CHF 750,000 as part of his employment agreement, which was paid in two installments of CHF 250,000 and CHF 500,000 in 2013 and 2014, respectively. In addition, Mr. Pugh received a signing bonus of CHF 600,000 in connection with his employment in March 2013.

(3)
The amount in this column reflects the fair value of restricted share and restricted stock units awards granted in the periods presented (there were no share awards granted in 2014), calculated in accordance with ASC 718, excluding the effects of estimated forfeitures. The assumptions used for determining fair value are described in Note 17 to our consolidated financial statements filed with our Annual Report on Form 10-K. In 2013, the amount attributable to the performance-based portion of the awards assumes that all performance-based vesting criteria were satisfied in full. The performance-based awards were modified in connection with our IPO as described below in "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table."

(4)
The amount in this column reflects the fair value of option awards granted in 2015, computed using the Black-Scholes pricing model, whose inputs and assumptions are as of the grant date and described in Note 17 to our consolidated financial statements filed with our Annual Report on Form 10-K. There were no grants of option awards under the 2014 Omnibus Incentive Plan prior to 2015.

(5)
This amount includes each NEO's earned cash incentive payout as discussed in "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan" above. Additionally, for Mr. Chaclas in 2015 this amount includes incentive payouts under the Company's 2012 Long-Term Incentive Plan described under "Compensation Discussion and Analysis—Compensation Elements—Additional Incentives to Mr. Chaclas".

(6)
Changes in Pension and Other Postretirement Benefits for Messrs. Pappas and Pugh for the year December 31, 2015 amounted to $2,048,653 and $184,440, respectively. Changes in Pension and Other Postretirement Benefits for Messrs. Pappas and Pugh for the year ended December 31, 2014 amounted to $2,865,711 and $424,591, respectively. Changes in Pension and Other Postretirement Benefits for Messrs. Pappas and Pugh for the year ended December 31, 2013 amounted to $2,007,918 and $1,311,635, respectively. Mr. Chaclas and Ms. Horner do not participate in pension and other postretirement benefit arrangements and Mr. Feenan did not participate in pension and other postretirement benefit arrangements prior to his termination from the Company. Please see "—Pension and Other Postretirement Benefits" for a description of these arrangements.

(7)
No amount is reported with respect to earnings on non-qualified deferred compensation plans because above market rates are not provided under such plans. See "—U.S. Non-Qualified Deferred Compensation Table" below for information with respect to the NEOs' deferred compensation amounts for 2015.

(8)
Included in "All Other Compensation" for fiscal year 2015 were the following items:

Name	401(k) plan(i)	Non-qualified deferred compensation plan(ii)	Other(iii)	Total
Christopher D. Pappas	$21,266	$141,150	$1,584	$164,000
John A. Feenan	$22,700	$39,250	$552	$62,502
Marilyn N. Horner	$22,297	$26,550	$1,032	$49,879
Angelo N. Chaclas	$24,599	$15,038	$552	$40,189

(i)
Represents Company matching and discretionary contributions to the 401(k) Plan for all NEOs except Mr. Pugh.

(ii)
Represents Company matching and discretionary contributions to our non-qualified deferred compensation plan (such amounts are also included in the "—U.S. Non-Qualified Deferred Compensation Table" below) for all NEOs except Mr. Pugh.

(iii)
Represents the amount of group term life insurance premiums paid for all NEOs except Mr. Pugh.
(9)
Mr. Feenan resigned from his officer position on November 18, 2015 and was employed in an advisory capacity with the Company through the end of 2015. Amounts in the table include amounts paid to him in respect of his employment as Executive Vice President and Chief Financial Officer, as well as in respect to his other service to the Company.

(10)
Mr. Pugh's compensation was paid or payable in CHF. The amount of compensation earned or received during 2015. 2014, and 2013 was converted using the foreign exchange rate of US$1.037 to CHF1.00, US$1.098 to CHF1.00, and US$1.08 to CHF1.00, respectively. These rates have been determined by averaging the exchange rates in effect for each calendar year. The amounts included in the 2013 "Salary" and "Non-Equity Incentive Plan" columns for Mr. Pugh represent amounts received for the period between March 1 and December 31, 2013.

Grant of Plan-Based Awards Table

        The following table shows all plan-based awards granted to the NEOs during 2015. All equity awards were granted under our 2014 Omnibus Incentive Plan (OIP). All NEOs earned cash incentive awards for 2015 performance under the Company's annual cash incentive plan (ACIP).

									Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Plan Awards(1)			All other stock awards: Number of shares of stock or units(#)	All other option awards: Number of securities underlying options(#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Stock Price on Grant Date ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Christopher D. Pappas
OIP—Options	2/27/2015	—	—	—	—	272,391	18.14	—	$2,100,000
OIP—RSUs	2/27/2015	—	—	—	115,776	—	—	18.14	$2,100,000
ACIP	2/19/2015	—	1,575,000	3,150,000	—	—	—	—	—
John A. Feenan
OIP—Options	2/27/2015	—	—	—	—	48,641	18.14	—	$375,000
OIP—RSUs	2/27/2015	—	—	—	20,673	—	—	18.14	$375,000
ACIP	2/19/2015	—	450,000	900,000	—	—	—	—	—
Martin Pugh
OIP—Options	2/27/2015	—	—	—	—	57,944	18.14	—	$467,560
OIP—RSUs	2/27/2015	—	—	—	24,626	—	—	18.14	$467,560
ACIP	2/19/2015	—	386,717	773,434	—	—	—	—	—
Marilyn N. Horner
OIP—Options	2/27/2015	—	—	—	—	35,411	18.14	—	$273,000
OIP—RSUs	2/27/2015	—	—	—	15,050	—	—	18.14	$273,000
ACIP	2/19/2015	—	252,000	504,000	—	—	—	—	—
Angelo N. Chaclas
OIP—Options	2/27/2015	—	—	—	—	23,672	18.14	—	$182,500
OIP—RSUs	2/27/2015	—	—	—	10,061	—	—	18.14	$182,500
ACIP	2/19/2015	—	200,750	401,500	—	—	—	—	—

(1)
Represents awards provided under our annual cash incentive plan discussed above under "See "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan". The maximum amount represents two times the target amount. The actual amounts earned by the NEOs with respect to 2015 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)
Equity awards under the 2014 Omnibus Incentive Plan were paid as a target percentage of each NEOs base salary with the target value of the equity award being split evenly between option awards and RSUs. See "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Compensation" for more information regarding the 2015 equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table; Other Narrative Disclosure

        We have entered into executive employment agreements with each of Messrs. Pappas, Feenan, and Chaclas and Ms. Horner, with employment dates commencing on June 17, 2010, January 16, 2012, November 17, 2014, and January 5, 2011, respectively. The agreements provide for an initial term of three years and are subject to automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the agreements may be terminated with at least 90 days' prior written notice from the executive or the Company stating the intent not to extend the employment term. On April 11, 2013, the agreement with Mr. Pappas was amended and restated with retroactive effect as of January 2, 2013, and was extended until June 30, 2017. Mr. Pugh also entered into an employment agreement with us on March 1, 2013. In October 2014, the term of Mr. Pugh's employment agreement was amended to extend its term to March 1, 2017. The term does not automatically extend, although it may be extended by mutual agreement between the Company and Mr. Pugh.

        Under these agreements, Messrs. Pappas, Feenan and Chaclas and Ms. Horner are (or were) entitled to receive annual base salaries in 2015 of $1,050,000, $600,000, $365,000 and $420,000, respectively. These salaries are subject to annual review and increase by the compensation committee and/or Board in its sole discretion. Mr. Pugh's agreement was amended effective November 1, 2015 in connection with his appointment to Chief Operating Officer of the Company. His annual base salary of CHF 550,000 was increased to CHF 600,000. His salary is subject to annual review by the Board (or a committee thereof) during the first 90 days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year.

        Under these agreements, Messrs. Pappas, Feenan, Pugh, and Chaclas, and Ms. Horner had target bonus opportunities under our annual cash incentive plan equal to 150%, 75%, 75%, 55% and 60%, respectively, of their base salaries. For 2015, these payouts were paid above target but below the plan maximum of 200%. See "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan" for additional details on how the cash incentive awards were determined.

        Each of our NEOs participated in our 2014 Omnibus Incentive Plan. For 2015, Messrs. Pappas, Feenan, Pugh, and Chaclas, and Ms. Horner received an annual target equity incentive award under the plan of 400%, 125%, 150%, 100%, and 130% of their base salaries. The value of the equity award was split evenly between RSUs and options. Mr. Feenan's 2015 awards under the 2014 Omnibus Incentive Plan were forfeited in connection with his termination. See "—Payments upon Termination or Change in Control" below.

        The option awards issued under the 2014 Omnibus Incentive Plan, which contain an exercise term of nine years from the grant date, vest in three equal annual installments beginning on the first anniversary the grant date, generally subject to the employee remaining continuously employed on the applicable vesting date. Upon a termination of employment due to the employee's death or retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy or due to the employee's disability prior to a vesting date, the options will vest in full or will continue to vest on the original vesting schedule, depending on the type of termination. In the event employment is terminated for cause, all vested and unvested options will be forfeited.

        RSUs granted under the 2014 Omnibus Incentive Plan vest in full on third anniversary of the grant date, generally subject to the employee remaining continuously employed by the Company on the vesting date. Upon a termination of employment due to the employee's death or retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy or due to the employee's disability prior to the vesting date, the RSUs will vest in full or in part, depending on the type of termination. In the event employment is terminated for cause, all unvested RSUs will be forfeited. Dividends and dividend equivalents will not accumulate on unvested RSUs.

        Certain members of our management team, including some of our NEOs, continue to maintain an equity interest in our Parent as a result of previously entering into separate Executive Subscription Agreements in accordance with the terms of their employment agreements. The Executive Subscription Agreements provide for sales of Classes A through F of the ordinary shares of our Parent (the "co-invest shares") and Classes G through L of ordinary shares of our Parent (the "incentive shares"), subject to certain conditions. Under the Executive Subscription Agreements, Messrs. Pappas, Feenan and Pugh, and Ms. Horner were granted incentive shares generally representing the right to participate in 4.5%, 0.9%, 0.4% and 0.5%, respectively, of our Parent's equity capital appreciation. Mr. Feenan's unvested awards from our Parent's equity capital appreciation program were forfeited in connection with his termination. See "—Payments upon Termination or Change in Control" below.

        Under the Executive Subscription Agreements, in the case of our NEOs other than Mr. Pappas, 50% of incentive shares issued are subject to time vesting as follows: Messrs. Feenan and Pugh (prior to the amendments of his arrangements as described below), 20% vesting on the first anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following four years; Ms. Horner, (i) an initial grant of incentive shares made in 2011 with 40% vesting on the second anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following three years and (ii) a subsequent grant of incentive shares made in 2013 with 33.33% vesting on each of the first three anniversaries of the date of grant. For Mr. Pappas, 75% of his incentive shares were subject to time vesting with 25% vesting on June 17, 2011 and the balance vesting ratably on a quarterly basis over the following three years. The remaining 50% of the incentive shares (25% for Mr. Pappas) were originally subject to both time vesting, in the same manner as previously described, and performance vesting subject to achieving certain targets based on various returns realized by our shareholders upon a change in control or the completion of an IPO. In 2013, Mr. Pappas entered into an amended and restated Executive Subscription Agreement in accordance with the terms of his amended employment agreement. Under the agreement Mr. Pappas was awarded additional incentive shares that are subject solely to a time-based vesting condition with 40% vesting on June 30, 2014 and the remaining portion vesting on an annual basis over the subsequent three years.

        Prior to the completion of our IPO, we entered into agreements (the "letter agreements") to modify the outstanding performance-based incentive shares held by our employees, including our NEOs. The letter agreements, which were approved by our Board, removed the performance-based vesting condition associated with such shares related to the achievement of certain investment returns and modified the time-based vesting schedule associated with such shares to provide that any such shares that would have satisfied the time-based vesting condition previously applicable to such shares on or prior to June 30, 2017 will instead vest on June 30, 2017, subject to the holder remaining continuously employed by us through such date. Any such shares that are subject to a time-based vesting condition beyond June 30, 2017 will remain subject to the time-based vesting condition previously applicable to such award. Upon completion of our IPO, these shares became time-based restricted share awards, and we refer to them as modified time-based restricted share awards. The remaining incentive shares are referred to as historical time-based restricted share awards.

        In October 2014, Mr. Pugh entered into a second amendment to his Executive Subscription Agreement whereby his historical time-based restricted share awards will vest with respect to 20% of each class on each of the first and second anniversaries of March 1, 2013 and with respect to 30% of each class on the third and fourth anniversaries of such date such that all historical time-based restricted share awards would become 100% vested on March 1, 2017. The vesting schedule with respect to Mr. Pugh's modified time-based restricted share awards was further amended to provide that each class of shares shall satisfy the time-based vesting condition on the earlier of March 1, 2017 or a sale of the Company, in each case, if Mr. Pugh is then employed by us or our subsidiaries.

        All of the incentive shares are subject to the applicable executives remaining employed by us between the date of the applicable Executive Subscription Agreement and the applicable vesting date; provided that, if any of our NEOs (other than Mr. Pappas) dies, is terminated without cause or due to his or her disability, or resigns for good reason after the second anniversary of the date of grant, the portion of the historical time-based restricted share awards that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis based on the number of full months between the last regular vesting date and the termination date. If Mr. Pappas dies, is terminated without cause or due to his disability, or resigns for good reason, the portion of his historical time-based restricted share awards that would have vested during the 12 months following the termination date will accelerate and vest. All incentive shares will vest automatically upon a change in control of the Company.

        In February 2011, in connection with the refinancing of our previous $800 million term loan under the Senior Secured Credit Facility, our Board declared a one-time cash distribution. The distribution was made by way of redemption and cancellation of the class A and class G shares. The NEOs, to the extent they held co-invest shares and incentive shares, received an equivalent payment in 2011. For those hired after June 17, 2010, a portion of the distribution attributable to unvested time-based incentive shares was withheld and put in escrow, to be paid out in connection with the anniversary of their date of hire, subject to the NEO's continued employment with the Company. For those hired after June 17, 2010 but during 2010, 50% of the time-based incentive share distribution was paid in February 2011 and 50% was paid on their next anniversary date in 2012. For executives hired in 2011, 100% of the distribution was payable on their second anniversary date. For all holders of performance-based incentive shares redeemed and cancelled, a portion of the distribution was withheld and put in escrow. These will be paid out on June 30, 2017 subject to employment conditions as set out in the letter agreements. There were no distributions for the years ended December 31, 2014 and 2015.

        Each NEO is (or was) entitled to participate in our employee and fringe benefit plans as may be in effect from time to time on the same general basis as our other employees.

Outstanding Equity Awards at Fiscal Year-End Table

        The table below sets forth certain information regarding outstanding and unvested equity awards held by the NEOs as of December 31, 2015. The stock awards include both shares with respect our Parent and our publicly traded equity for all NEOs, except Messrs. Feenan and Chaclas. As of December 31, 2015, Mr. Feenan had forfeited his unvested equity awards under our 2014 Omnibus Incentive Plan. Mr. Chaclas has not received an equity awards with respect to our Parent.

        Unless otherwise footnoted below, the awards below in our publicly traded equity are RSUs and options, issued under our 2014 Omnibus Incentive Plan.

	Option Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)(1) Unexercisable
			Number of Securities Underlying Unexercised Options (#) Exercisable				Stock Awards
Name	Grant Date				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(4)	Market Value of Shares or Units of Stock that have Not Vested ($)(5)
Christopher D. Pappas	2/27/2015		—	272,391	18.14	2/27/2024	—	—
	2/27/2015		—	—	—	—	115,776	$3,264,883
	6/10/2014	(2)	—	—	—	—	24,206	$2,822,372
	4/18/2013	(2)	—	—	—	—	29,048	$3,387,020
Martin Pugh	2/27/2015		—	57,944	18.14	2/27/2024	—	—
	2/27/2015		—	—	—	—	24,626	$694,453
	6/10/2014	(2)	—	—	—	—	7,745	$903,009
	3/1/2013	(2)	—	—	—	—	4,647	$541,840
Marilyn N. Horner	2/27/2015		—	35,411	18.14	2/27/2024	—	—
	2/27/2015		—	—	—	—	15,050	$424,410
	6/10/2014	(2)	—	—	—	—	9,682	$1,128,921
	1/1/2013	(2)	—	—	—	—	969	$112,985
	1/14/2011	(2)	—	—	—	—	1,355	$157,993
Angelo N. Chaclas	2/27/2015		—	23,672	18.14	2/27/2024	—	—
	2/27/2015		—	—	—	—	10,061	$283,720

(1)
Option awards under the 2014 Omnibus Incentive Plan vest in three equal installments beginning on the first anniversary of the grant date.

(2)
Footnoted awards reflect both historical and modified time-based restricted share awards with respect to Parent stock granted to certain NEOs pursuant to the Executive Subscription Agreements and employment agreements, and amendments thereto. The vesting provisions applicable to the historical and modified-time based restricted share awards for each of the NEOs are as follows.

        Historical time-based restricted share awards.    The historical time-based restricted share awards are subject to time vesting as follows: Mr. Pappas, 40% of his award vested on June 30, 2014 with the remaining portion vesting ratably on an annual basis over the subsequent three years; Mr. Pugh, 20% vesting on the first and second anniversaries of the date of grant, and 30% vesting on the third and fourth anniversaries of the date of grant; and Ms. Horner, (i) an initial grant of incentive shares made in 2011 with 40% vesting on the second anniversary of the date of grant and the remaining portion vesting ratably on an annual basis over the following three years, and (ii) a subsequent grant of incentive shares made in 2013 with 33.33% vesting on each of the first three anniversaries of the date of grant.

        Modified time-based restricted share awards.    Prior to the completion of our IPO, in June 2014 the performance-based restricted share awards (as described above) were modified, and upon completion of the IPO, these shares became time-based restricted share awards, which we now refer to as modified time-based restricted share awards. Additionally, in October 2014, Mr. Pugh entered into a second amendment to his Executive Subscription Agreement, which resulted in modification to the vesting schedule of his modified time-based restricted share awards. In the case of Messrs. Pappas and Ms. Horner, 100% of the modified time-based restricted share awards vest on June 30, 2017. In the case of Mr. Pugh, 100% of the modified time-based restricted share awards vest on March 1, 2017. In accordance with the terms of his Separation Letter Agreement, Mr. Feenan's modified time-based restricted share awards were forfeited on December 31, 2015, coinciding with the termination of his employment.

        Vesting of both the historical and modified time-based restricted share awards for each of the participating NEOs is generally subject to the executive's continued employment with the Company. For the historical time-based restricted share awards, if any of our NEOs (other than Mr. Pappas) dies, is terminated without cause or due to his or her disability, or resigns for good reason after the second anniversary of the date of grant, the portion of the historical time-based restricted share awards that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis based on the number of full months between the last regular vesting date and the termination date. If Mr. Pappas dies, is terminated without cause or due to his disability, or resigns for good reason, the portion of his historical time-based restricted share awards that would have vested during the 12 months following the termination date will accelerate and vest. Outstanding and unvested historical and modified time-based restricted share awards will vest automatically upon a change in control of the Company.

        The remaining outstanding historical and modified time-based restricted share awards for each of the NEOs will vest as set forth below:

	Number of Shares	Vesting Date
Christopher D. Pappas	14,524	6/30/2016
	14,524	6/30/2017
	24,206	6/30/2017	(3)
Martin Pugh	2,324	3/1/2016
	2,323	3/1/2017
	7,745	3/1/2017	(3)
Marilyn N. Horner	2,324	1/5/2016
	9,682	6/30/2017	(3)

(3)
Represents vesting of the modified time-based restricted share awards for the respective NEO, as described above.

(4)
All RSU awards vest in full on the third anniversary of the grant date.

(5)
The market value of grants in our Parent shares were determined based on the fair value of our Parent shares as of December 31, 2015 of $116.60 per share, as calculated by an independent valuation expert. The market value of the RSU awards made under the 2014 Omnibus Incentive Plan was calculated using the Company's closing stock price on December 31, 2015 of $28.20.

Options Exercised and Shares Vested Table

        During 2015, no options were exercised by our NEOs and no awards held by our NEOs in shares of our Company's publicly traded equity vested. The following table shows the number of ordinary shares acquired by the NEOs upon the vesting of restricted shares of our Parent during fiscal year 2015:

	Share Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christopher D. Pappas	14,524	$811,892
John A. Feenan(3)	6,969	$600,985
Martin Pugh	1,549	$86,589
Marilyn N. Horner	2,324	$129,912
Angel N. Chaclas	N/A	$—

(1)
All restricted share awards with respect to our Parent's ordinary shares acquired on vesting during fiscal year 2015 were historical time-based restricted share awards.

(2)
The value realized on vesting is based on the fair value per share of our Parent's ordinary shares on the date of vesting.

(3)
In accordance with his Separation Letter Agreement, Mr. Feenan vested in certain additional restricted share awards with respect to our Parent's ordinary shares.

U.S. Non-Qualified Deferred Compensation Table

        The following table summarizes the activity during 2015, as well as the year-end account balances, in our non-qualified savings and deferred compensation plan for our NEOs. The plan allows eligible employees, including the NEOs, to defer a portion of their compensation (up to 75% of base salary and up to 100% of annual cash incentive awards) on a pre-tax basis with a matching contribution from the Company, payable at a future date based on specific plan parameters. Additionally, the plan provides for discretionary company contributions in connection with earnings in excess of the limits under the Company's 401(k) Plan. While the plan is unfunded, amounts deferred under the plan are credited with earnings based on the performance of selected investment vehicles that are available in the open market. The plan is available to all U.S. employees who satisfy certain eligibility requirements, including the NEOs. An eligible participant can elect to receive a distribution under the plan in the form of a lump sum payment upon separation from service with the Company. Additionally, a participant may elect to receive a distribution at a specified future date in either a single lump sum or a series of annual installments over a period of 5 to 10 years. However, this latter distribution option is only available for the elective deferral of a participant's base salary and annual cash incentive award.

Company matching and discretionary contributions must be paid as a lump sum at separation from employment.

Name	Executive Contributions in 2015 ($)(1)	Company Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)(3)	Aggregate Withdrawals/ Distributions in 2015($)	Aggregate Balance as of December 31, 2015 ($)(4)
Christopher D. Pappas	$184,411	$141,150	$12,941	$—	$1,225,036
John A. Feenan	$—	$39,250	$—	$—	$91,795
Martin Pugh(5)	$—	$—	$—	$—	$—
Marilyn N. Horner	$25,200	$26,550	$296	$—	$242,833
Angelo N. Chaclas	$—	$15,038	$3	$—	$28,040

(1)
Represents amounts contributed by the NEOs under the non-qualified savings and deferred compensation plan. These amounts are included in the Summary Compensation Table as part of "Salary."

(2)
Includes matching and discretionary amounts that were contributed by the Company under the non-qualified savings and deferred compensation plan. These amounts are also included in the Summary Compensation Table in the "All Other Compensation" column.

(3)
Represents earnings on the Company's non-qualified savings and deferred compensation plan. Amounts are not reported as compensation in the Summary Compensation Table.

(4)
Includes amounts that were reported as compensation in the Summary Compensation Table in 2015 and prior years to the extent such amounts were contributed by the executive and the Company, but not to the extent that such amounts represent earnings.

(5)
Mr. Pugh is based in Switzerland and does not participate in this plan.

Pension and Other Postretirement Benefits

Switzerland Retirement Plan

        The Switzerland retirement plan is a fully insured pension plan. Future retirement benefits are calculated based on accumulated savings at retirement, which consists of savings contributions made by the employee and the Company, and an annually credited interest rate that is contingent upon investment results. Actual retirement benefits will be dependent on investment results, actual rate of interest applied on the savings capital, potential future changes in plan regulation and/or legal changes and future salary changes. The amount of pensionable salary is calculated using base pay plus the annual target bonus amount minus a coordination amount that reflects the maximum social security pension in place at the time, and is subject to a statutory maximum. Employee and Company contributions are based on the employee's age and determined in accordance with the percentage of pensionable salary as follows:

Name	Employee saving contributions in % of pensionable salary	Employer saving contributions in % of pensionable salary
Martin Pugh	10.00%	10.00%

        In addition, the employer pays the total premiums for risk benefits and other costs. It is assumed that these additional contributions equal 4.0% of insured salary. Benefits are paid as a monthly annuity, lump sum or a combination of the two payment forms.

Supplemental Employee Retirement Benefit

        In 2010, we entered into an employment contract with Mr. Pappas which included a provision for non-qualified supplemental employee retirement benefits. Mr. Pappas is 100% vested in these benefits and the accrued benefits will be paid to Mr. Pappas in a lump sum within 30 days after his termination of employment. The amount payable to Mr. Pappas with respect to his supplemental employee retirement benefits is determined based on his years of Service Credit and his average base salary and target bonus for the three full calendar years prior to his termination. The accrued benefits are equal to the Basic Percentage times the average of his base salary plus target bonus for the three full calendar years prior to his termination (the "Final Average Pay") plus the Supplemental Percentage times the Final Average Pay reduced by the 36-month rolling average Social Security Taxable Wage Base as of the date of termination. As of December 31, 2015, Mr. Pappas had thirty (30) years of Service Credit with the Company. The Basic Percentage and Supplemental Percentage are determined based on Mr. Pappas' years of Service Credit, which are 425% and 120%, respectively.

        The following table shows the actuarial present value of accumulated pension and other post-retirement benefits as of December 31, 2015:

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During 2015 ($)
Christopher D. Pappas	Supplemental Employee Retirement Plan	30.0	$13,469,231	$—
John A. Feenan	N/A	—	$—	$—
Martin Pugh	Switzerland Retirement Plan	9.5	$1,811,383	$—
Marilyn N. Horner	N/A	—	$—	$—
Angelo N. Chaclas	N/A	—	$—	$—

(1)
The years of credited service for Mr. Pappas are determined pursuant to his employment agreement, under which he was granted 6 years of Service Credit at the start of his employment and on each anniversary date, until he reached a maximum of 30 years. Mr. Pugh's years of credited service include years that he was employed by a prior company, as required by Swiss law.

(2)
The assumptions used to determine the present value of accumulated benefits are provided in the table below. These assumptions are consistent with the assumptions set forth in Note 16 to the 2015 consolidated financial statements filed with our Annual Report on Form 10-K.

	Discount rate	Salary increase
Supplemental Employee Retirement Plan	1.20%	4.00%
Switzerland Retirement Plan	1.00%	2.25%

Payments upon Termination or Change in Control

Messrs. Pappas, Chaclas and Ms. Horner

        In the event of an executive's termination of employment for any reason, Messrs. Pappas and Chaclas and Ms. Horner will each be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for "cause" or by the executive without "good reason" (each, as defined in the executive's employment agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.

        Under Mr. Pappas' agreement, in the event of his voluntary termination of employment without "good reason," he shall provide the Company with one year's written notice. In the event his termination date is less than one year following his written notice of termination, Mr. Pappas would not receive the pro rata target bonus for the calendar year of termination. In addition, the Company may purchase all or a portion of his incentive shares granted to him in 2013 at the lower of their fair market value or the original cost.

        In addition to the severance benefits described above, upon termination of an executive without "cause" or by the executive for "good reason," the executive will be (or was) entitled to receive the following severance benefits, subject to the executive's timely execution of a general release of claims.

        In the case of Mr. Pappas, he will be entitled to receive 2.0 times the sum of his annual base salary and target bonus, payable in equal monthly installments over the 24 month period following such termination, and, if Mr. Pappas is participating in the Company's health plans at the time of his termination, continued health benefits for a period of 24 months following such termination, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.

        In the case of Mr. Chaclas and Ms. Horner, each will be entitled to receive (i) an amount equal to 1.5 times the sum of their respective base salaries and target bonuses, payable in equal monthly installments over the 18 month period following such termination, and (ii) 18 months of health benefits continuation, provided, however, that if the executive obtains other employment that offers group health benefits, such continued insurance coverage will terminate with respect to such executive.

        To the extent that any executive experiences (or experienced) a termination of employment by us without "cause" or by the executive for "good reason" within two years following a "change in control" (as defined in the agreements), the cash severance benefits described above will be (or would have been) paid to such executive in a cash lump sum as opposed to in installments. In addition, in the case of Mr. Pappas, to the extent that the severance payments and benefits payable under his agreement would cause him to be liable for excise taxes by reason of the application of Sections 280G and 4999 of the Code, and the Company's equity securities are publicly traded on an established securities market in accordance with Section 280G, Mr. Pappas will be entitled to an additional "gross up" payment to indemnify him for the effect of the excise taxes.

        For Ms. Horner and Mr. Chaclas, to the extent that any payments that are considered to be contingent on a change in control would be subject to Sections 280G and 4999 of the Code, such payments will be limited if the net benefit to the executive on an after-tax basis would be greater than receiving the full value of all payments and paying the excise tax. The amounts in the table assume that the full amounts were paid to the executives, without any limitation.

        The agreements with Messrs. Pappas and Chaclas and Ms. Horner contain a non-competition covenant that prohibits the executive from competing against us for a period of one year (or two years, in the case of Mr. Pappas) following termination of employment. These agreements also contain non-solicitation provisions that prohibit the executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of one year (or two years, in the case of Mr. Pappas) following termination of employment. The executives are also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Mr. Pugh

        In the event of termination of his employment for any reason, Mr. Pugh will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for "cause" or by him without "good reason" (each, as defined in his employment agreement) (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination; and (ii) an amount equal to the pro-rata portion of his target bonus for the calendar year of termination (determined by multiplying the target bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that he is employed by the Company and the denominator of which is 365). Mr. Pugh will also receive payments required by applicable law upon a termination by reason of disability, as described in the preceding table.

        In addition to the severance benefits described above, upon Mr. Pugh's termination by us without "cause" or by him for "good reason," Mr. Pugh will be entitled to receive the following severance benefits, subject to his timely execution of a general release of claims in an amount equal to 1.5 times the sum of his annual base salary and target bonus. To the extent that Mr. Pugh experiences a termination of employment by us without "cause" or by him for "good reason" within two years following a "change in control" (as defined in his agreement), the cash severance benefits described above will be paid to him in a cash lump sum as opposed to in installments.

        The agreement contains a non-competition covenant that prohibits Mr. Pugh from competing against us for a period of 18 months following his termination of employment. The agreement also contains non-solicitation provisions that prohibit him from actively soliciting our employees, customers or suppliers during the period of employment and for a period of 6 months following his termination. Mr. Pugh is also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Mr. Feenan

        On November 16, 2015, Mr. Feenan and the Company executed a Separation Letter Agreement. Under this agreement, Mr. Feenan's $600,000 per year base salary was continued through December 31, 2015 and he was paid in 2016 an annual performance award of $720,000 that he would have otherwise earned had he continued in this role through the end of the year. Additionally, the Separation Letter Agreement provides Mr. Feenan with 18 months of health benefits continuation, valued at $21,654, with such coverage terminating if he obtains employment that offers group health benefits. Under the Separation Letter Agreement, all of his unvested equity awards in our Parent and RSU and options issued under the 2014 Omnibus Incentive Plan were forfeited. His Separation Letter Agreement incorporates the same 12 month non-competition and non-solicitation provisions described above for Mr. Chaclas and Ms. Horner.

Potential Payments

        The following table provides examples of the potential payments upon termination or upon a termination following a change in control to our NEOs (other than Mr. Feenan), as if such event(s) took place on December 31, 2015 (the last business day of our most recent fiscal year). The amounts reflected in this table were determined in accordance with each NEO's then existing employment agreement. Amounts shown do not include (i) accrued but unpaid salary and vested benefits, including pension (as described above) and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. With respect to any termination of employment, each NEO is entitled to receive accrued but unpaid base salary through the date of termination of employment, accrued but unpaid vacation and pension benefits (as described above) through such date, and, in the case of Mr. Chaclas and Ms. Horner, in the case of a termination due to death, earned but unpaid bonus, if any, for the immediately preceding calendar year and a pro-rata bonus for the year of termination.

Name	Termination Trigger	Cash Separation Payment ($)(1)	Health and Welfare Benefits ($)(2)	Value of Previously Unvested Equity Awards(3)	Value of Insurance Benefit ($)(4)	280G Gross-Up ($)(5)
Christopher D. Pappas	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$5,250,000	$—	$5,340,664	$—	$—
	Death	$—	$—	$7,698,635	$500,000	$—
	Disability	$—	$—	$7,698,635	$250,000	$—
	Change in Control	$5,250,000	$—	$12,214,529	$—	$6,468,344	(6)
Martin Pugh	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,475,610	$—	$1,001,636	$—	$—
	Death	$—	$—	$1,503,185	$500,000	$—
	Disability	salary up to 12 months as required by applicable law	$—	$1,503,185	$250,000	$—
	Change in Control	$1,475,610	$—	$2,722,219	$—	$—
Marilyn N. Horner	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,008,000	$—	$745,105	$—	$—
	Death	$—	$—	$1,051,623	$500,000	$—
	Disability	$—	$—	$1,051,623	$250,000	$—
	Change in Control	$1,008,000	$—	$2,180,544	$—	$—
Angelo N. Chaclas	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$848,625	$21,654	$316,951	$—	$—
	Death	$—	$—	$521,861	$500,000	$—
	Disability	$—	$—	$521,861	$250,000	—
	Change in Control	$848,625	$21,654	$521,861	$—	$—

(1)
Cash separation payments are generally payable in installments except for payments upon a change in control, which are generally payable in a lump sum.

(2)
Mr. Pappas and Ms. Horner did not participate in our health and welfare benefit plans as of December 31, 2015. Mr. Pugh receives government sponsored health and welfare benefits, and therefore, does not participate in the Company's health and welfare benefit plans.

(3)
Represents the value associated with equity awards issued under our 2014 Omnibus Incentive Plan and equity awards in our Parent, described in "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" above. Historical time-based restricted share awards in our Parent will vest in full or in part on certain specified terminations of employment, including on a change in control. Change in control compensation amounts also include the value associated with the modified time-based restricted share awards in our Parent that will vest in connection with a change in control. Amounts related to equity awards of our Parent have been calculated based on the fair value of our Parent shares as of December 31, 2015 of $116.60 per share, as calculated by an independent valuation expert. Equity awards under our 2014 Omnibus Incentive Plan vest in full upon death, disability, or a change in control, and vest in part in certain circumstances when termination is without cause. The value of the equity awards granted under our 2014 Omnibus Incentive Plan was calculated using the Company's closing stock price on December 31, 2015 of $28.20.

(4)
Represents the maximum value of insurance payable on death due to accident or dismemberment or in the event of permanent disability. The insurance death benefit would only be $250,000, where the executive's death was due to a cause other than accident or dismemberment.

(5)
Mr. Pappas would be subject to the so-called golden parachute tax and entitled to an excise tax gross-up in the amount set forth above assuming a change of control and his accompanying termination of employment occurred on December 31, 2015. The amount above assumes that (a) all outstanding incentive shares of the Parent are cashed out in connection with the applicable event and valued using a price per Parent share equal to $116.60, (b) Company equity award granted within one year of the change in control transaction were presumed to be in contemplation of the transaction, (c) all outstanding equity awards under our 2014 Omnibus Incentive Plan are cashed out in connection with the applicable event and valued using a price per share of $28.20; and (d) a marginal tax rate of 54% is applied.

(6)
The figure set forth above is calculated by including amounts that are not taxable as compensation for federal tax purposes and, accordingly, may not be subject to the excise tax imposed under Section 4999 of the U.S. Tax Code. As a result, the amount disclosed above may overstate the amount of any required gross up.

 PROPOSAL 5

APPROVAL OF THE COMPANY'S LUXEMBOURG STATUTORY ACCOUNTS

        Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the annual general meeting of shareholders.

        The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for Trinseo. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Trinseo are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Trinseo. The Luxembourg Annual Accounts as of and for the year ended December 31, 2015, show total assets of $482.8 million and a loss for the year then ended of $15.9 million.

        The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income (loss) to IFRS, and consist of a balance sheet, statement of operations, statement of changes in shareholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Trinseo and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2015, the Consolidated Accounts show IFRS total equity of $381.0 million and IFRS net income of $133.5 million for the year then ended.

        Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Trinseo does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

        Trinseo's Luxembourg Statutory Accounts will be available to shareholders from April 14, 2015 until the conclusion of the General Meeting at Trinseo's registered office.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5, APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS.

 PROPOSAL 6

RESOLUTION ON THE ALLOCATION OF THE RESULTS OF THE
FINANCIAL YEAR ENDED DECEMBER 31, 2015

        Pursuant to Luxembourg law, the shareholders must decide how to allocate the results of the previous financial year based on the Luxembourg Annual Accounts.

        The Luxembourg Annual Accounts show a loss for the year then ended of $15.9 million. The Board recommends to carry forward the loss to the following year.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 6, RESOLUTION ON THE ALLOCATION OF THE RESULTS OF THE FINANCIAL YEAR ENDED DECEMBER 31, 2015.

 PROPOSAL 7

APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR
THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL
YEAR ENDED DECEMBER 31, 2015

        Pursuant to Luxembourg law, the shareholders must decide whether to give discharge to the directors and auditor for the performance of their duties during the previous financial year at the time the annual accounts of such year are presented to the shareholders for approval.

        The granting of discharge to the directors and auditor bars the shareholders from holding the directors and auditor liable in relation to factual matters revealed by and contained in the Luxembourg Annual Accounts.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 7, APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2015.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        We operate in accordance with a written charter adopted by the Board and reviewed annually by the audit committee, a copy of which is available on our website, www.investor.trinseo.com, under the "Corporate Governance—Committee Composition" section. We are responsible for overseeing the quality and integrity of Trinseo's accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the NYSE, the audit committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE. Further, the Board has determined that two of our members (Mr. Cote and Mr. Misheff) are audit committee financial experts as defined by the rules of the SEC.

        The audit committee met 8 times during fiscal 2015 with Trinseo's management and PricewaterhouseCoopers LLP ("PwC"), Trinseo's independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company's earnings press releases.

        We believe that we fully discharged our oversight responsibilities as described in our audit charter, including with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board ("PCAOB") concerning any relationships between PwC and Trinseo and the potential effects of any disclosed relationships on PwC's independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, Trinseo's matters including internal control over financial reporting and the internal audit function's organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

        We discussed and reviewed with PwC their communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of PwC's examination of Trinseo's financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

        The following table shows the fees for professional services rendered by PricewaterhouseCoopers LLP ("PwC") for the year ended December 31, 2015 (fiscal 2015) and the year ended December 31, 2014 (fiscal 2014):

	2015	2014
Audit fees(1)	$5,965,200	$4,599,763
Audit-related fees(2)	185,000	265,000
Tax fees(3)	2,792,700	3,885,000
All other fees(4)	161,500	226,500

Total fees	$9,104,400	$8,976,263

(1)
Consists of the audit of the Company's financial statements and evaluation and reporting on the effectiveness of the Company's internal controls over financial reporting for 2015, the audit of the Company's financial statements for 2014, reviews of the Company's quarterly financial statements, as well as services performed in conjunction with other SEC, regulatory, and statutory filings. These fees include $144,882 and $339,326 paid by Trinseo to PricewaterhouseCoopers Société cooperative ("PwC Luxembourg") for services rendered for the audit of all statutory accounts required by Luxembourg law during fiscal 2015 and 2014, respectively. PwC Luxembourg did not provide any non-audit services during those fiscal years.

(2)
Consists of services related to the audit of our Company savings plan, as well as pre-implementation reviews of processes and systems.

(3)
Consists of worldwide tax services primarily related to tax compliance and certain tax advisory services.

(4)
Consists of other services, including certain attestation services and statutory accounting advice.

        We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. Our policies prohibit the Company from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether the Company's use of PwC for permitted non-audit services is compatible with maintaining PwC's independence. We concluded that PwC's provision of non-audit services, all of which we approved in advance, was compatible with its independence.

        We reviewed the audited consolidated financial statements of Trinseo as of December 31, 2015 and for fiscal 2015 with management and PwC. Management has the responsibility for the preparation of Trinseo's financial statements, and PwC has the responsibility for the audit of those statements.

        Based on these reviews and discussions with management and PwC, we recommended to the Board that Trinseo's audited financial statements be included in its Annual Report on Form 10-K for fiscal 2015 for filing with the SEC. We have reviewed and evaluated the performance of PwC, and as a result have selected PwC as the independent registered public accounting firm for fiscal 2016, subject to ratification by Trinseo's shareholders. We have also reviewed and evaluated the performance of PwC Luxembourg, and as a result have selected PwC Luxembourg as the independent auditor for all of Trinseo's statutory accounts required under Luxembourg law for fiscal 2016, subject to ratification by Trinseo's shareholders.

Audit Committee

Jeffrey J. Cote, Chair
Pierre-Marie De Leener
Donald T. Misheff

 PROPOSAL 8

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

        The audit committee of our Board has proposed to appoint PwC Luxembourg to be our independent auditor for the year ended December 31, 2016 for all statutory accounts as required by Luxembourg law for the same period. The audit committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

        Representatives of PwC Luxembourg will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 8, RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR ITS LUXEMBOURG ACCOUNTS.

 PROPOSAL 9

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

        The audit committee of our Board has proposed to appoint PwC to be our independent registered accounting firm the year ended December 31, 2016 for Trinseo's consolidated financial statements. The audit committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

        Representatives of PwC will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 9, RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 10

AUTHORIZATION OF REPAYMENT OF EQUITY

        Under Luxembourg law, a repayment of equity (which includes a repayment out of the share premium or similar premiums account) is a decision that must be taken by the shareholders. The Board must, therefore, receive the approval of shareholders prior to authorizing a repayment of equity. We are proposing that our shareholders authorize the Board to approve repayments of equity out of our share premium or similar premiums account in full, in one or several times, and grant to the Board the power to approve repayments out of equity in amounts and in frequencies determined by the Board and at all times in compliance with Luxembourg law.

        While the Company believes returning equity to its shareholders to be an appropriate use of its cash, the forgoing authorization, if approved, does not require the Company to make such a repayment or guarantee that it will make such a repayment. Even if the Company undertakes any repayment of equity, it does not guarantee it will continue to make such distributions in the future, or that future distributions will be of the same size. Any future determination to declare or make any such repayment to our shareholders will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our indebtedness and applicable Luxembourg law, and will depend upon our results of operations, financial condition, capital requirements and other factors that our Board deems relevant.

        Similar to cash dividends, a repayment of equity may result in cash distributions to shareholders. If this proposal is approved, the Board plans to declare an annual repayment of equity of $1.20 per share to be paid to shareholders of record quarterly.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 10, AUTHORIZING THE BOARD TO APPROVE REPAYMENTS OF EQUITY IN AMOUNTS AND AT INTERVALS DETERMINED IN THEIR DISCRETION AND ALL TIMES WITHIN THE LIMITS OF LUXEMBOURG LAW.

 PROPOSAL 11

AUTHORIZATION OF REPURCHASE PROGRAM

        At our annual general meeting of shareholders in May 2014, a share repurchase program was approved authorizing the Company to repurchase up to 3,726,956 of its ordinary shares, or 10% of the Company's then outstanding ordinary shares. This authorization was valid for a period of five years. Under that program, ordinary shares are eligible for repurchase at a minimum price of one dollar ($1.00) per share and a maximum price of one thousand dollars ($1,000.00) per share. Under this share repurchase program, we repurchased 1.6 million shares from our Parent as part of a secondary offering of our ordinary shares that was completed on March 24, 2016. In order to treat all of our shareholders equally as required under Luxembourg Law, we commenced a tender offer on March 28, 2016 to repurchase 1,165,000 of our ordinary shares, which closed on April 25, 2016. Pursuant to this tender offer, we repurchased 38,702 ordinary shares, and only 2,088,254 ordinary shares remain under our 2014 share repurchase authorization.

        Therefore, our Board is proposing a new share repurchase program (the "Share Repurchase Program") to our shareholders for approval, whereby the Board is empowered to repurchase up to 4.5 million of the Company's outstanding ordinary shares, or approximately 9.5% of our outstanding share capital as of March 31, 2016. The authorization of the Share Repurchase Program would be for two (2) years. If approved by shareholders, the new Share Repurchase Program would replace the previous share repurchase program adopted in 2014, subject to the completion of any outstanding offers to repurchase, and no new repurchases would be made under the 2014 authorization.

        The Share Repurchase Program will continue to be subject to Luxembourg law and provides for the equal treatment of shareholders. Ordinary shares will be eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of one thousand dollars ($1,000.00) per share. Ordinary shares repurchased from the open market will be subject to daily volume restrictions per SEC regulations. The Board shall be empowered to determine within the limits of the authorization set out above and by applicable law, the timing and conditions of repurchases made under the Share Repurchase Program.

        The Board believes the Share Repurchase Program is an effective use of its cash earnings and provides flexibility for us to be opportunistic in repurchasing shares. Additionally, the Board believes the Share Repurchase Program will assist in offsetting shareholder dilution resulting from periodic grants of equity incentive awards.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 11, AUTHORIZING THE APPROVAL OF THE SHARE REPURCHASE PROGRAM SET FORTH ABOVE.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        A shareholder who intends to nominate a director or present a proposal at the 2017 annual general meeting of shareholders and who wishes the nomination or proposal to be included in the proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than February 20, 2017. In addition, one or more shareholders representing at least ten percent (10%) of our ordinary shares outstanding may submit written proposals to the Company for inclusion on the agenda for the 2017 annual general meeting of shareholders if such written proposals are received by the Company at least 21 days before our 2017 annual general meeting of shareholders. Written proposals may be mailed to us at Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312 Attn: Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2017 annual general meeting of shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than 120 days and no later than 90 days before our 2017 annual general meeting of shareholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our articles of association describe the requirements for submitting proposals at the annual general meeting. The notice must be given in the manner and must include the information and representations required by our articles of association.

TRINSEO S.A. 1000 CHESTERBROOK BLVD. SUITE 300 BERWYN, PA 19312

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRINSEO S.A.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	To elect the three Class II directors specifically named in the proxy statement, each for a term of three years.
	Christopher D. Pappas	☐	☐	☐
	Stephen M. Zide	☐	☐	☐
	Felix S. Hauser	☐	☐	☐

2.	To ratify the Board of Directors’ appointment of Stephen F. Thomas, to fill a Class III vacancy, with a remaining term of one year.	☐	☐	☐

3.	To ratify the Company’s directors’ compensation program	☐	☐	☐

4.	To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers.	☐	☐	☐

5.

To approve the Company’s annual accounts prepared in accordance Luxembourg GAAP for the year ended December 31, 2015 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance U.S. GAAP including a footnote reconciliation of equity and net income IFRS for the year ended December 31, 2015 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”).

		☐	☐	☐

	To resolve on the allocation of the results of the year ended December 31, 2015.	☐	☐	☐

7.	To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2015.	☐	☐	☐

8.	To ratify the appointment of PricewaterhouseCoopers Société cooperative to be our independent auditors for all statutory accounts required under Luxembourg law.	☐	☐	☐

9.	To ratify the appointment of PricewaterhouseCoopers LLP to be our independent registered accounting firm.	☐	☐	☐

10.	To authorize the delegation to the Board the authority to make repayments of equity at times an in amounts set by the Board in its discretion and within the limits of Luxembourg law.	☐	☐	☐

11.	To authorize the Board to repurchase up to 4.5 million of its outstanding ordinary shares over the next two years.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice, Proxy Statement, and Annual Report is available at www.proxyvote.com.

TRINSEO S.A.

Annual General Meeting of Shareholders

June 21, 2016 11:00 a.m. CEST

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher D. Pappas, Angelo N. Chaclas, or Suzanne Kersten, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TRINSEO S.A. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m. CEST, on June 21, 2016, at 4 rue du Fort Niedergrünewald, BP 512/Quartier Européen Nord, L-2015 Luxembourg, Grand Duchy of Luxembourg, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side